UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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Powell Industries, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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POWELL INDUSTRIES, INC.
8550 Mosley Road
Houston, Texas 77075
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
to be held February 18, 2026
To the Stockholders of Powell Industries, Inc.:
Notice is hereby given that the Annual Meeting of the Stockholders (the “Annual Meeting”) of Powell Industries, Inc., a Delaware corporation (the “Company”), will be held on Wednesday, February 18, 2026, at 11:00 a.m., Houston time, for the following purposes:
1.	To elect two (2) members of the Company’s Board of Directors, with terms to expire in 2029;
2.	To hold a stockholder advisory vote on the compensation of executives;
3.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.
The Annual Meeting will be a virtual meeting, conducted exclusively via audio webcast at www.virtualshareholdermeeting.com/POWL2026, where you will be able to listen to the meeting, submit questions and vote online. There will not be a physical location for the Annual Meeting, and you will not be able to attend the meeting in person.
The stock transfer books will not be closed. Stockholders of record as of the close of business on January 2, 2026, are entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof, notwithstanding any transfer of stock on the books of the Company after such record date.
You are cordially invited to attend the Annual Meeting virtually. YOU ARE URGED TO REVIEW THE ENCLOSED PROXY MATERIALS AND THEN PROMPTLY VOTE BY INTERNET, TELEPHONE OR YOUR VOTING CARD AS SOON AS POSSIBLE WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING.

By Order of the Board of Directors

/s/ Brett A. Cope
Brett A. Cope
Chairman of the Board

Houston, Texas
January 6, 2026
Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to be held on February 18, 2026

This Notice, Proxy Statement, Form of Proxy and Annual Report are Available at: https://powellindustriesinc.gcs-web.com/sec-filings

POWELL INDUSTRIES, INC.
8550 Mosley Road
Houston, Texas 77075

PROXY STATEMENT
January 6, 2026

Annual Meeting of Stockholders
February 18, 2026
SOLICITATION AND VOTING RIGHTS
The accompanying proxy is solicited by the Board of Directors (the “Board”) of Powell Industries, Inc., a Delaware corporation (the “Company” or “Powell”), for use at the Annual Meeting of Stockholders of the Company (the “Annual Meeting”) to be held online via webcast at www.virtualshareholdermeeting.com/POWL2026 on Wednesday, February 18, 2026, at 11:00 a.m., Houston time, or at any adjournment or postponement thereof.
The purpose of the Annual Meeting is for the Company’s stockholders to consider and vote upon the proposals described in this Proxy Statement and any other matters that properly come before the Annual Meeting or any adjournment or postponement thereof.
This Proxy Statement, proxy card and the accompanying Notice of Annual Meeting and Annual Report for the fiscal year ended September 30, 2025 (the “Annual Report”), including consolidated financial statements, will be mailed to stockholders on or about January 6, 2026. The Board has fixed January 2, 2026, as the record date for determination of stockholders entitled to receive notice of and to vote at the Annual Meeting. As of January 2, 2026, there were 12,140,483 shares of the Company’s common stock, par value $.01 per share (“Common Stock”), issued and outstanding. Each holder of outstanding Common Stock will be entitled to one vote for each share held as of January 2, 2026 on each matter submitted to a vote at the meeting.
The Annual Meeting will be a virtual meeting, conducted exclusively via audio webcast at www.virtualshareholdermeeting.com/POWL2026, where you will be able to listen to the meeting, submit questions, and vote online. There will not be a physical location for the Annual Meeting, and you will not be able to attend the meeting in person. If you are a stockholder of record, you may virtually attend the Annual Meeting by logging in to www.virtualshareholdermeeting.com/POWL2026 using your 16-digit control number located on your Notice or proxy card. If you do not have a 16-digit control number, you may still attend the Annual Meeting as a guest in listen-only mode. We encourage stockholders to log in to the website and access the webcast early, beginning approximately 15 minutes before the Annual Meeting’s 11:00 a.m. Houston time start time. If you experience technical difficulties, please contact the technical support telephone number posted on the virtual meeting login page.
To the extent you ask questions, they must be confined to matters properly before the Annual Meeting and of general concern regarding the Company. If there are questions pertinent to matters properly before the Annual Meeting that cannot be answered during the meeting due to time constraints, we will post answers to a representative set of such questions at the “Investors” section at powellind.com. The questions and answers will be available as soon as practicable after the meeting and will remain available until we file our Proxy Statement for the 2027 Annual Meeting of Stockholders.
The presence, in person or represented by proxy, of the holders of a majority in voting power of the outstanding shares of the Company entitled to vote at the meeting is necessary to constitute a quorum for the transaction of business at the meeting. Participation in the virtual meeting will be deemed presence in person for purposes of determining a quorum. Shares that vote to abstain or withhold, and broker non-votes (described below), will be counted as present for purposes of determining a quorum.
Brokers, banks and other securities intermediaries holding shares of record for their customers generally are not entitled to vote on certain matters unless they receive voting instructions from their customers. In the absence of timely customer direction, the broker, bank or other agent is permitted to exercise voting discretion only with respect to “routine” matters to be acted upon, and is not permitted to exercise voting discretion with respect to “non-routine” matters. If a stockholder does not give timely customer direction to its broker, bank or other agent with respect to a “non-routine” matter, the shares represented thereby (“broker non-votes”) cannot be voted by the broker, bank or other agent. All of the proposals described in this Proxy Statement are considered “non-routine” matters, and therefore no broker non-votes are expected.

A plurality of the votes of the shares present or represented by proxy at a meeting at which quorum is present and entitled to vote is required for the election of directors. The persons receiving the greatest number of votes cast at the meeting to fill the directorships with terms to expire in 2029 will be elected as directors of the Company, class of 2029. Thus, withheld votes and broker non-votes will have no effect on the election of directors. The affirmative vote of the holders of a majority in voting power of shares present in person or represented by proxy and entitled to vote on the subject matter at a meeting at which quorum is present is required to approve Proposal No. 2, which is non-binding. Abstentions will have the effect of a vote against the proposal. Broker non-votes will have no effect on the outcome of this proposal. Although the advisory vote on executive compensation is non-binding, the Compensation and Human Capital Committee of the Board (the “Compensation and Human Capital Committee”) values the opinions of the Company’s stockholders, and will consider the outcome of the vote when making future executive compensation arrangements.
Whether or not you plan to attend the Annual Meeting, we urge you to vote by way of the Internet or telephone or by completing and returning any proxy card you received. If you submit a proxy but do not give voting instructions as to how your shares should be voted on a particular proposal at the Annual Meeting, your shares will be voted in accordance with the recommendations of the Board stated in this Proxy Statement. The Board is not currently aware of any business to be acted on at the Annual Meeting other than the proposals described in this Proxy Statement. If, however, other matters are properly presented, the persons designated as proxies will have discretion to vote or to act on these matters according to their best judgment. In the event there is a proposal to adjourn or postpone the Annual Meeting, the persons designated as proxies will have discretion to vote on that proposal.
Any proxy given pursuant to this solicitation may be revoked by the person submitting such proxy at any time before its use by (1) delivering a written notice of revocation addressed to the Secretary of the Company, (2) voting again by Internet or telephone, (3) completing and returning a proxy card bearing a later date or (4) voting during the live webcast for the Annual Meeting. Your last vote or proxy will be the vote or proxy that is counted. Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you vote or specifically so request.
In addition to the solicitation of proxies by use of this Proxy Statement, directors, officers and employees of the Company may solicit the return of proxies by mail, personal interview, telephone, or the Internet. Officers and employees of the Company will not receive additional compensation for their solicitation efforts, but they will be reimbursed for any out-of-pocket expenses incurred. Brokerage houses and other custodians, nominees and fiduciaries will be requested, in connection with the stock registered in their names, to forward solicitation materials to the beneficial owners of such stock.
All costs of preparing, printing, assembling, and mailing the Notice of Annual Meeting of Stockholders, this Proxy Statement, the enclosed form of proxy and any additional materials, as well as the cost of forwarding solicitation materials to the beneficial owners of stock and all other costs of solicitation, will be borne by the Company.
Delivery of One Proxy Statement and Annual Report to a Single Household to Reduce Duplicate Mailings
Householding
The Company has adopted a procedure approved by the SEC called “householding.” Under this procedure, stockholders of record who have the same address and last name and do not participate in electronic delivery will receive only one copy of the Notice or proxy materials, unless contrary instructions have been received from one or more of these stockholders. This procedure reduces the Company’s printing costs and postage fees.
Stockholders who participate in householding and receive full sets of the proxy materials will continue to receive separate proxy cards. If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of the Notice or multiple sets of proxy materials, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of the Notice or the proxy materials for your household, please contact the Company’s transfer agent Equiniti Trust Company, LLC at 28 Liberty Street, Floor 53, New York, NY 10005 or the Company by mail at 8550 Mosley Road, Houston, Texas 77075, or by telephone at (713)947-4422.
If you participate in householding and wish to receive a separate copy of the Notice or the proxy materials, or if you do not wish to participate in householding and prefer to receive separate copies of future Notices or sets of proxy materials, please contact the Company’s transfer agent Equiniti Trust Company, LLC as indicated above. A separate copy of the Notice or the proxy materials will be delivered promptly upon request.
Beneficial owners of shares held in street name can request information about householding from their bank, broker, or other holders of record.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
The terms of Alaina K. Brooks and Katheryn B. Curtis are scheduled to expire at the Annual Meeting or until their successors are duly elected and qualified under the Company’s bylaws. The terms of the remaining directors continue after the Annual Meeting. The Nominating and Governance Committee has nominated Alaina K. Brooks and Katheryn B. Curtis for election as directors with terms scheduled to expire in fiscal year 2029 or until their successors are duly elected and qualified. Ms. Brooks and Ms. Curtis currently serve as directors of the Company.
Although the Board does not contemplate that any nominee will be unable or unwilling to serve, if such a situation arises prior to the Annual Meeting, and the Board does not elect to reduce the size of the Board, the persons named in the enclosed form of proxy will have the authority to vote shares represented thereby for a substitute candidate nominated by the Board.
RECOMMENDATION OF THE BOARD
The Board recommends that the stockholders vote FOR the election of each of the nominees.
PROPOSAL NO. 2
ADVISORY APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION
In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, Section 14A of the Securities Exchange Act of 1934, as amended (“the Exchange Act”) and the preference for annual non-binding advisory votes on executive compensation expressed by the Company’s stockholders at the 2023 Annual Meeting of Stockholders, the Board is providing the stockholders with the opportunity to endorse or not endorse the Company’s executive compensation (commonly known as “say-on-pay”) through consideration of the following non-binding advisory resolution:
“Resolved, that the stockholders approve the compensation of executives, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission (the “SEC”), including the compensation discussion and analysis, the compensation tables and any related material disclosed in this proxy statement.”
Because your vote is advisory, it will not be binding on the Board. However, the Compensation and Human Capital Committee will consider the outcome of the vote when making decisions regarding future executive compensation arrangements.
RECOMMENDATION OF THE BOARD
The Board recommends a vote FOR the advisory approval of the Company’s executive compensation.

BOARD OF DIRECTORS
The Board currently consists of nine directors, divided among three classes. The directors whose terms will expire at the Annual Meeting are Alaina K. Brooks, Christopher E. Cragg and Katheryn B. Curtis. The Nominating and Governance Committee has nominated Alaina K. Brooks and Katheryn B. Curtis for election as directors with terms scheduled to expire in fiscal year 2029 or thereafter when their successors are duly elected and qualified. Christopher E. Cragg will not stand for re-election to the Board at the Annual Meeting because of term limits. Immediately following the end of Mr. Cragg’s term, the size of the Board will be reduced to eight directors. Following Mr. Cragg’s departure, more than one-third of the directors have been appointed in the last three years and 75% have been appointed in the last five years. These appointments have added significant experience and skills in mergers and acquisitions, legal and regulation compliance, enterprise risk management and corporate governance.
The following table sets forth for each nominee and for each director whose term of office continues after the Annual Meeting, his or her name, age as of the date of the Annual Meeting, offices held with the Company, the date he or she first became a director, and the date of expiration of his or her current term as director.

Name	Age	Offices Held with Company	Director Since	Term Expires	Audit Committee(1)	Compensation and Human Capital Committee	Nominating and Governance Committee
Alaina K. Brooks	51	Director	2023	2026	Member	—	Member
Brett A. Cope	57	Chairman of the Board, President and Chief Executive Officer	2016	2028	—	—	—
Katheryn B. Curtis	66	Director	2020	2026	—	Member	Member
James W. McGill	70	Director	2018	2027	Member	Chair	—
Mohit Singh	49	Director	2024	2027	Member	Member	—
Mark W. Smith	55	Director	2025	2027	Member	—	—
John G. Stacey	60	Director	2022	2028	—	Member	—
Richard E. Williams	67	Director	2016	2028	Member	—	Chair

(1)	An Audit Committee Chair is expected to be appointed upon the conclusion of Mr. Cragg’s term.
The following biographies provide information on the principal occupation of each of the nominees and directors whose terms of office continue after the Annual Meeting and also describe the skills, qualifications and experience of each of the nominees and directors. None of the corporations listed (other than the Company) is an affiliate of the Company.
Alaina K. Brooks joined Powell’s Board in 2023 and currently serves on the Audit Committee and Nominating and Governance Committee. Ms. Brooks has served as the Chief Legal Officer at S&S Activewear since 2023. From 2018 to 2023, Ms. Brooks served as Executive Vice President, Chief Legal and Administrative Officer and Secretary for EnLink Midstream, LLC after holding a number of General Counsel roles with EnLink Midstream LLC between 2008 and 2018. Before joining EnLink Midstream LLC, she served as an attorney at Weil, Gotshal & Manges LLP since 2003 focusing on complex commercial litigation, and in 2000 served with Baker Botts L.L.P. where she specialized in tax litigation and employment benefits. Ms. Brooks is a Certified Public Accountant in Oklahoma. Ms. Brooks received her BS and MS in Accounting from Oklahoma State University and a JD from Duke University School of Law. Ms. Brooks brings the following experiences to Powell: Business and industry leadership serving as an executive officer in a publicly held energy company, with significant experience in mergers and acquisitions, corporate finance, corporate governance, legal and regulation compliance, enterprise risk management and sustainability.
Brett A. Cope joined Powell in 2011 assuming the role of the Vice President of Sales and Marketing. He was later promoted to the Chief Operating Officer in 2015 and then President and Chief Executive Officer effective October 2016. In 2019, Mr. Cope was elected as the Chairman of the Board of Directors and currently holds such position. Prior to joining Powell, Mr. Cope served as Group Vice President for ABB Ltd., responsible for the strategic development and execution of global business initiatives for ABB’s activities with ExxonMobil Corporation. Mr. Cope joined ABB in 1990, where he spent 20 years in various roles within Engineering, Project operations and Sales management. Mr. Cope holds a BS in Applied Science from Miami University in Oxford, Ohio. Mr. Cope brings the following experiences to Powell: Extensive global leadership skills, as well as industry and domain product knowledge.

Katheryn B. Curtis joined Powell’s Board in 2020 and currently serves as a member of the Compensation and Human Capital Committee and the Nominating and Governance Committee. Ms. Curtis retired as the Senior Vice President, Generation, for Dominion Energy Virginia in 2022, a position she held since 2014. Prior to this role, she served as Vice President Retail Operations and Vice President Merchant Operations, both for Dominion Energy. Ms. Curtis is a trustee on the Board of the Virginia Holocaust Museum and also serves on the Executive Committee at UVA Wise College. She received her BA from the University of Virginia and her MBA from Virginia Commonwealth University. Ms. Curtis brings the following experiences to Powell: Business leadership as an executive leader of a major investor-owned utility, extensive leadership roles in the operation of power generation stations across the United States, renewable energy development and operations of domestic onshore and offshore wind and solar facilities, expertise in human resources, information technology, and new asset acquisition and integration.
James W. McGill joined Powell’s Board in 2018 and currently serves as the Chair of the Compensation and Human Capital Committee and as a member of the Audit Committee. Mr. McGill spent 40 years with Eaton Corporation PLC where he retired as the President of the Electrical Sector - Americas. His other roles included President Eaton Asia Pacific, Executive Vice President, Human Resources and Vice President Eaton Business System for Eaton Corporation. He currently serves on the Board of Badger Meter, Inc. (BMI: US). Mr. McGill received a BA Chemistry from Miami University. Mr. McGill brings the following experiences to Powell: Executive Officer of a public company, extensive experience across a wide range of electrical markets both domestically and internationally, and significant experience in operations, human resources, quality, and supply chain management.
Mohit Singh joined Powell’s Board in 2024 and currently serves as a member of the Audit Committee and the Compensation and Human Capital Committee. Most recently, Mr. Singh served as the Executive Vice President and Chief Financial Officer for Expand Energy Corporation, having previously held the same position at Chesapeake Energy Corporation. Prior, Mr. Singh served on the executive leadership team at BPX Energy, the United States onshore subsidiary of BP, for six years. He most recently led the M&A, corporate land and reserves functions, having previously served as Head of Business Development and Exploration and as Senior Vice President – North Business Unit. Prior to joining BPX, Mr. Singh worked as an investment banker focused on oil and gas transactions for Goldman Sachs from 2008 to 2013 and RBC Capital Markets from 2013 to 2014. He began his career at Shell Exploration & Production Company where he held business planning, reservoir engineering and research engineering roles. Mr. Singh received a BTech in Chemical Engineering from the Indian Institute of Technology - Kanpur and a PhD in Chemical Engineering from the University of Houston. Mr. Singh also holds an MBA from the University of Texas at Austin. Mr. Singh brings the following experiences to Powell: Business and industry leadership serving as an executive officer in a publicly held oil and gas company, significant experience in mergers and acquisitions and expertise in financial and SEC rules.
Mark W. Smith joined Powell’s Board in 2025 and currently serves as a member of the Audit Committee. Mr. Smith retired as the Chief Financial Officer of Helmerich and Payne in 2024, a position that he held since 2018. Prior to this role, Mr. Smith held a variety of roles with Atwood Oceanics, serving as the Chief Financial Officer, Chief Accounting Officer and Vice President of Corporate Services from 2009 through 2017. Before joining Atwood Oceanics, he held a variety of positions with Arthur Anderson and PricewaterhouseCoopers. He currently serves on the board of Forum Energy Technologies, Inc (FET:US), a provider of oil field services products and solutions. Mr. Smith holds an MBA and BBA from Baylor University and is a registered CPA with the State of Texas. Mr. Smith brings Powell the following experiences: Business leadership as an Executive Officer for a public company in the oil & gas industry, expertise leading large finance and accounting organizations and knowledge in financial and SEC rules.
John G. Stacey joined Powell’s Board in 2022 and currently serves as a member of the Compensation and Human Capital Committee and is the Presiding Director. Since 2008, Mr. Stacey has served as the Executive Vice President and Chief Human Resource Officer at Harman International Industries, a subsidiary of Samsung Electronics. Prior to joining Harman, Mr. Stacey held a variety of human resource roles with Labbatt Brewing Company and Anheuser-Busch Inbev SA/NV from 1990 through 2008, most recently serving as Vice President People, Inbev North America. He currently serves on the Board of Gentherm Incorporated (THRM:US), a global developer of thermal management technologies for the automotive industry. He is also a member of the Board of Koki Holding Company, a Japan-based power and air tool manufacturer across multiple brands. Mr. Stacey received a Bachelor of Commerce with specialization in Human Resources and Industrial Relations from Memorial University of Newfoundland. Mr. Stacey brings the following experiences to Powell: Business and HR leadership experience across multinational environments, mergers and acquisitions and integration background and significant organizational and strategic planning experience.
Richard E. Williams joined Powell’s Board in 2016 and currently serves as the Chair of the Nominating and Governance Committee. He is also a member of the Audit Committee. Mr. Williams retired from Royal Dutch Shell after 36 years, spending 28 years in Shell Pipe Line Corporation, with various business and operations leadership roles and was the President of Shell Wind Energy from 2008 to 2013. His last assignment involved defining Shell’s initial Energy Transition framework for the Americas. Mr. Williams was Chairman of the Board for Houston Technology Center, the interim CEO of Houston Exponential, and is currently the President of CDM Partners, LLC. He obtained his BSEE from Penn State University and is a registered Professional Engineer in Texas. Mr. Williams brings the following experiences to Powell: Business Leadership for a leading alternative energy company, technical experience as a Professional Engineer, and extensive knowledge of the oil and gas and pipeline industries.
Board Structure, Committee Composition and Meetings
As of the date of this Proxy Statement, the Board is comprised of eight members, divided into three classes.
The Board is comprised of a majority of independent directors. The Board has determined that, as of the date of this Proxy Statement, Ms. Alaina K. Brooks, Ms. Katheryn B. Curtis and Messrs. Christopher E. Cragg, James W. McGill, Mohit Singh, Mark W. Smith, John G. Stacey, and Richard E. Williams are “Independent Directors” as such term is defined by the Listing Rules of The Nasdaq Stock Market LLC (“Nasdaq”) as well as applicable rules and regulations adopted by the SEC. The Board based its determinations of independence primarily on a review of the responses the directors provided to questions regarding employment and compensation history, affiliations and family and other relationships.
Five meetings of the Board were held during the fiscal year ended September 30, 2025. No incumbent director attended fewer than seventy-five percent (75%) of the aggregate of (1) the total number of meetings of the Board and (2) the total number of meetings held by all Committees of the Board during the period that such director served on such Committees.
It is the Company’s policy that directors attend the Annual Meeting of Stockholders. At the Annual Meeting of Stockholders on February 19, 2025, all of the Company’s Directors at that date were present. Stockholders may communicate with Directors of the Company by writing to them at the Company’s headquarters. Communications addressed to the Board will be reviewed by the Secretary of the Company and directed to the members of the Board for their consideration.
Committees, Memberships and Meetings
The Board has a standing Audit Committee, Compensation and Human Capital Committee and Nominating and Governance Committee. The Board may also establish other committees from time to time as necessary to facilitate the management of the business and affairs of the Company and to comply with the corporate governance rules of Nasdaq. Each of the committees has a written charter approved by the Board; and each committee reviews their respective charter annually.
Audit Committee
The Audit Committee assists the Board in fulfilling its fiduciary responsibilities as to accounting policies and reporting practices of the Company and all subsidiaries and the sufficiency of the audits of all Company activities. It is the Board’s agent in ensuring the integrity of financial reports of the Company and its subsidiaries, and the adequacy of disclosures to stockholders. The Audit Committee is the focal point for communication among other directors, the Company’s independent registered public accounting firm, internal audit and management as their duties relate to financial accounting, reporting and controls, in addition to conducting an annual review of the Company’s metrics related to cybersecurity risks and incidents. The Audit Committee Charter does not expressly permit the Audit Committee to delegate its authority. The Audit Committee held five meetings during Fiscal 2025 and all meetings of the Audit Committee were separate and apart from meetings of the full Board.
Ms. Alaina Brooks and Messrs. Christopher E. Cragg, James W. McGill, Mohit Singh, Mark W. Smith and Richard E. Williams serve as members of our Audit Committee. The Board has determined that each of Messrs. Christopher E. Cragg, Mohit Singh and Mark W. Smith all qualify as an “audit committee financial expert,” as defined in Item 407(d)(5) of Regulation S-K promulgated under the Exchange Act, and that each member of the Audit Committee is an independent director. A copy of the Audit Committee Charter is available on the Company’s website, powellind.com, under the section entitled “Investors.” The Audit Committee has been structured to comply with the requirements of Section 3(a)(58)(A) of the Exchange Act. Information contained on any website referenced in this Proxy Statement is not incorporated by reference into this Proxy Statement.

Compensation and Human Capital Committee
The Compensation and Human Capital Committee assists the Board in fulfilling its duties for the development and administration of the Company’s executive compensation program and all subcomponent plans under which officers or directors are eligible to participate. The Compensation and Human Capital Committee is responsible for establishing and evaluating the Company’s compensation program for senior management and officers. The Compensation and Human Capital Committee is responsible for determining compensation paid to the executive officers and for reviewing and recommending director compensation to the Board.
The Compensation and Human Capital Committee also strives to make the Company’s compensation competitive by comparing the Company’s practices and compensation levels against the results of surveys of related-industry companies. The Compensation and Human Capital Committee has the authority to directly engage independent consultants and periodically utilizes consultants to provide advice and recommendations regarding executive compensation. The Compensation and Human Capital Committee has the flexibility to exercise its independent judgment when establishing compensation policies, especially when rewarding individual performance. The Compensation and Human Capital Committee Charter does not expressly permit the Compensation and Human Capital Committee to delegate its authority.
Ms. Katheryn B. Curtis and Messrs. Christopher E. Cragg, James W. McGill, Mohit Singh and John G. Stacey serve as members of our Compensation and Human Capital Committee. The Board has determined that each member of the Compensation and Human Capital Committee is an independent director. The Compensation and Human Capital Committee held four meetings during Fiscal 2025. A copy of the Compensation and Human Capital Committee Charter is available on the Company’s website, powellind.com, under the section entitled “Investors.”
Nominating and Governance Committee
The Nominating and Governance Committee is responsible for selecting director nominees for election by the stockholders to fill directorships with expiring terms and for appointing new members to the Board to fill unexpired terms of directorships vacated during the terms or new directorships created by any increase in the size of the Board. Annually, the Nominating and Governance Committee is also responsible for establishing director qualifications and the selection criteria for new directors. The Nominating and Governance Committee recommends to the Board a slate of directors to serve on each standing committee of the Board and recommends one member of each standing committee to serve as chairman of the committee. The Nominating and Governance Committee is also responsible for reviewing and monitoring the adherence to the Corporate Governance Guidelines adopted by the Board. Additionally, the Nominating and Governance Committee is responsible for reviewing the Company’s policies and initiatives with respect to environmental, social and governance matters, as well as the Annual Corporate Responsibility Report published by the Company.
Ms. Alaina K. Brooks, Ms. Katheryn B. Curtis and Mr. Richard E. Williams serve as members of our Nominating and Governance Committee. The Board has determined that each member of the Nominating and Governance Committee is an independent director. During Fiscal 2025, the Nominating and Governance Committee held five meetings. In December 2025, the Nominating and Governance Committee met and discussed the current director candidates, and recommended to the Board the election of the two candidates nominated above. A copy of the Nominating and Governance Committee Charter is available on the Company’s website, powellind.com, under the section entitled “Investors.”
Director Compensation
The Company uses a combination of cash and equity-based compensation in the form of restricted stock to attract and retain qualified candidates to serve on the Board. In setting director compensation, the Company considers the significant amount of time that directors expend in fulfilling their duties to the Company as well as the skill level required by the Company of members of the Board. Only directors who are not employees of the Company or any of its subsidiaries or affiliates are entitled to receive a fee or reimbursement of out-of-pocket expenses for their services as directors.

For Fiscal 2025, compensation for non-employee directors was comprised of the following components:

Cash Compensation
Quarterly Retainer – Audit Committee Chair	$20,750
Quarterly Retainer – Compensation and Human Capital Committee Chair	$19,250
Quarterly Retainer – Nominating and Governance Committee Chair	$19,250
Quarterly Retainer – Presiding Director	$19,250
Quarterly Retainer – All Other Directors	$16,250
Annual Restricted Stock Award (value)	$100,000

In addition to the above, the Company reimburses expenses related to attendance at meetings of directors.
The Company has stock ownership guidelines for its non-employee directors. Under these guidelines, each non-employee director is required to own and hold a minimum of vested or unvested shares of the Company equal to $195,000. Each non-employee director has four years to comply with the stock ownership guidelines and all non-employee directors are in compliance with the stock ownership guidelines. Mr. Mark W. Smith has not yet reached the ownership target due to his tenure.
The stockholders voted in 2014 to approve the Company’s 2014 Non-Employee Director Equity Incentive Plan (as amended, the “Director Plan”) and approved an amendment to the plan in 2022 to increase to 350,000 shares the total number of shares of Common Stock available for issuance under the Director Plan. The total number of shares of Common Stock that currently remain available for issuance under the Director Plan is 174,850 shares. The plan is administered by the Compensation and Human Capital Committee. Eligibility to participate in the plan is limited to those individuals who are members of the Board of the Company and who are not employees of the Company or any affiliate of the Company.
Under the terms of the Director Plan, the maximum number of shares subject to stock options and stock appreciation rights that may be granted during any calendar year to any individual under the Director Plan is 12,000 shares. The total number of shares that may be issued for awards to any single participant during a calendar year for other stock-based awards (excluding stock options and SARs) is 4,000 shares. In Fiscal 2024, the Compensation and Human Capital Committee revised the non-employee directors’ annual restricted stock compensation from a fixed-shares arrangement to a fixed-value arrangement. Each non-employee director will receive restricted shares of the Company’s Common Stock valued at $100,000 annually.

DIRECTOR COMPENSATION FOR FISCAL 2025
The table below summarizes the compensation paid by the Company to non-employee directors for Fiscal 2025.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	All Other Compensation ($)	Total ($)
Alaina K. Brooks	65,000	100,010		165,010
Christopher E. Cragg	83,000	100,010		183,010
Katheryn B. Curtis	71,000	100,010		171,010
James W. McGill	77,000	100,010		177,010
John G. Stacey	71,000	100,010		171,010
Mohit Singh	65,000	100,010		165,010
Mark W. Smith(3)	—	51,118		51,118
Richard E. Williams	77,000	100,010		177,010

(1)
The amounts in this column reflect the aggregate grant date fair value, computed in accordance with ASC Topic 718, pursuant to the 2014 Non-Employee Director Equity Incentive Plan. See Note K to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2025 for assumptions made by us in such valuation.

(2)
For all individuals, with the exception of Mr. Smith, 500 shares of unvested restricted stock remained outstanding as of September 30, 2025 arising from the February 2025 issuance of restricted stock, which will vest on the earlier of the first anniversary of the date of the grant or the next annual meeting of stockholders, whichever occurs first. On August 1, 2025, Mr. Smith was granted one half of the annual Non-Employee Director Equity Grant equating to 230 shares of unvested restricted stock, which will vest one year from the grant date.

(3)	Effective August 1, 2025, Mr. Smith was appointed to the Board to serve a term expiring at the Company’s annual stockholder meeting in 2027 or until his successor is duly elected and qualified.

CORPORATE GOVERNANCE
The Company has established Corporate Governance Guidelines, which may be found on the Governance & Leadership page of the Company’s website, powellind.com. The Corporate Governance Guidelines include the definition of independence used by the Company to determine whether its directors and nominees for directors are independent, which are the same qualifications prescribed under the Marketplace Rules of Nasdaq. Pursuant to the Company’s Corporate Governance Guidelines, the Company’s non-management directors are required to meet in separate sessions without management on a regularly scheduled basis four times a year. Generally, these meetings occur as an executive session without the management director in attendance in conjunction with regularly scheduled meetings of the Board throughout the year. From time to time during executive sessions, the independent directors meet with individual members of senior management. Because the Chairman of the Board is a member of management, the separate non-management sessions are presided over by an independent director elected by a majority of the non-management directors.
Board Leadership Structure
The Chairman of the Board is elected by the Board on an annual basis; the Company does not have a policy requiring the separation of the offices of Chairman and Chief Executive Officer. The Board believes that it should retain flexibility to determine the leadership structure of the Company from time to time based on the best interests of the Company and our stockholders. Mr. Cope was appointed as Chairman on September 16, 2019. The Board has determined that the current structure, with a combined CEO and Chairman of the Board, is in the best interests of the Company and its stockholders. The combined role of CEO and Chairman focuses the Company’s efforts and provides an effective balance between management of the Company and director participation in our board process and allows management to focus on execution of our strategic and business plans. In the Board’s opinion, Mr. Cope’s experience and leadership at the Company, as well as his more than 30 years of industry experience, makes him uniquely qualified for these combined roles.
In addition, the Board appointed Mr. Stacey as Presiding Director of the Board effective February 19, 2025 for a two year term. The Presiding Director’s roles and responsibilities include, among other things, serving as a liaison and supplemental channel of communication between other members of the Board and the Chairman; presiding at executive sessions or other meetings of the Board in the absence of, or upon the request of, the Chairman; and performing such other duties as the Board may delegate from time to time.
Board’s Role in Risk Oversight
The Board utilizes the Company’s risk management process to assist in fulfilling its oversight of the Company’s risks. In its risk oversight role, the Board has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed. Our Board oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance stockholder value. A fundamental aspect of risk management is not only understanding the risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the Company. The involvement of the full Board in approving the Company’s business plans as promoted by management is a key part of its assessment of management’s appetite for risk and also a determination of what constitutes an appropriate level of risk for the Company.
While the Board has the ultimate oversight responsibility for the risk management process, various committees of the Board assist the Board in fulfilling its oversight responsibilities in certain areas of risk. In particular, the Audit Committee focuses on financial risk exposures, including internal controls, and discusses with management and the Company’s independent auditor the Company’s policies with respect to risk assessment and risk management. The Audit Committee also assists the Board in fulfilling its duties and oversight responsibilities relating to the Company’s compliance with applicable laws and regulations, cybersecurity risks, threat landscape, and overall program status, and with conflict-of-interest issues that may arise. The Compensation and Human Capital Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs. At least annually, the Nominating and Governance Committee considers risks related to corporate governance.

Risk Assessment in Compensation Programs
The Compensation and Human Capital Committee conducts an annual risk assessment to determine whether the Company’s compensation policies and practices are reasonably likely to have a material adverse effect on the Company. This risk assessment process for Fiscal 2025 included a review of program policies and practices, program analysis to identify risk and risk control related to the programs and determinations as to the sufficiency of risk identification, the balance of potential risk to potential reward, risk control, and the support of the programs and their risks to company strategy. Although the Compensation and Human Capital Committee reviewed all compensation programs, it focused on the programs with variability of payout, with the ability of a participant to directly affect payout and the controls on participant action and payout.
The Compensation and Human Capital Committee took the following risk considerations into account in developing the incentive plans:
•	Incentive plan metrics are aligned with our business strategy;
•	Performance objectives are balanced with the quality and sustainability of business results;
•	The full range of potential payouts under each plan is understood;
•	Short-term incentive payouts are capped;
•	Long-term incentive payouts are capped;
•	Leverage and ratio of incentive compensation to salary and total compensation are understood;
•	Performance, structure and target incentive plan opportunities are comparable to those of industry or peers;
•	The Compensation and Human Capital Committee may exercise discretion where appropriate;
•	The Company’s focus on long-term performance aligns with stockholder interests, and incentives are calculated over a time horizon that takes into account the risk horizon; and
•	The Compensation and Human Capital Committee reviews and discusses material risks when considering incentive programs.
Further to emphasize the alignment of our named executive officers’ interest with the interests of our stockholders, the Company has adopted the following policies and programs:
•	A stock ownership policy for executives ranging from 1 to 5 times base salary;
•
A policy to recoup compensation paid to an executive in the event the Company’s financial statements are restated and such restatement resulted from material non-compliance with financial reporting requirements;

•	A policy to prohibit an executive from engaging in a transaction to purchase a hedging instrument that protects the executive from downward changes in the Company’s stock price;
•	A policy that generally prohibits an executive from pledging stock of the Company that is otherwise held by him or her;
•	A policy to prohibit an executive from holding stock of the Company in a margin account;
•	A policy to prohibit the use of excise tax gross-ups in executive employment agreements, commencing with executive employment agreements entered into on or after October 1, 2013; and
•	Adoption of a limit on the number of shares that may be earned by each executive under long-term incentive awards, which replaces a prior compensation practice of no share limitation.
The above policies and procedures are designed to, among others, mitigate risk that any of our compensation policies or practices are reasonably likely to have a material adverse effect on the Company.
We believe that our incentive compensation programs provide incentives that do not encourage risk-taking beyond the organization’s ability to effectively identify and manage significant risks; are compatible with effective internal controls and the risk-management practices of the Company; and are supported by the oversight and administration of the Compensation and Human Capital Committee with regard to executive compensation programs. Based on the foregoing, the Compensation and Human Capital Committee determined that the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

Review, Approval or Ratification of Transactions with Related Persons
The Company reviews any transaction exceeding $120,000 in which the Company or a subsidiary of the Company is to be a participant and in which any of our directors, executive officers or any of their immediate family members or any nominee for director or a holder of more than 5% of any class of our voting securities will have a direct or indirect material interest. The Company’s Code of Business Conduct and Ethics requires disclosure by employees and directors of any situation that involves, or may reasonably be inferred to involve, a conflict between an employee’s or director’s personal interests and the interests of the Company. The Company’s practice when such matters have been disclosed has been to refer the matter for consideration and final determination by the Audit Committee or the independent directors of the Board, or both, who then consider the fairness of the transaction to the Company, as well as other factors bearing upon its appropriateness. In all such matters, any director having a conflicting interest abstains from voting on the matters.
Code of Ethics
The Company has adopted a Code of Business Conduct and Ethics that applies to all employees, including its executive officers and directors. A copy of the Company’s Code of Business Conduct and Ethics may be obtained at the Governance & Leadership page of the Company’s website, powellind.com, or by written request addressed to the Secretary, Powell Industries, Inc., 8550 Mosley Road, Houston, Texas 77075. The Company intends to satisfy the requirements under Item 5.05 of Form 8-K regarding disclosure of amendments to, or waivers from, provisions of its Code of Business Conduct and Ethics that apply to the Chief Executive Officer and Chief Financial Officer by posting such information on the Company’s website.
Insider Trading Policy
We have adopted an insider trading policy governing the purchase, sale, and other dispositions of the Company’s securities by directors, officers, employees and consultants of the Company and its subsidiaries, as well as certain other persons (collectively, “covered persons”), which is reasonably designed to promote compliance with insider trading laws, rules and regulations, and Nasdaq listing standards. Among other things, our insider trading policy (a) prohibits covered persons from (i) trading in the Company’s securities while in possession of material, non-public information relating to the Company except under pre-approved 10b5-1 trading plans and (ii) misusing such information, such as by “tipping” or making unauthorized disclosure and (b) specifies (i) our open quarterly trading windows (and who is subject to such windows), (ii) our pre-clearance procedures (and who is subject to such procedures) and (iii) requirements regarding pre-approved trading plans that meet the requirements of Rule 10b5-1 under the Exchange Act. Our insider trading policy was filed as Exhibit 19 to our Annual Report on Form 10-K for the fiscal year ended September 30, 2025 filed with the SEC on November 19, 2025.
Hedging Policies
We have adopted policies that prohibit members of our Board and our officers and employees from purchasing instruments or otherwise engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in market value of our equity securities. See, also, Executive Compensation—Executive Hedging and Pledging Policy.
Communications with the Board
The Board, comprised of a majority of independent directors, has unanimously approved a process for stockholders, or other interested persons, to communicate with the Board. This process is located on the Governance & Leadership page of the Company’s website, powellind.com. The relevant document is titled “Corporate Governance Guidelines” and can be found under Section XI. Communication with Independent Directors.
In addition, stockholders, or other interested persons, wishing to communicate with the Board for anonymous complaints about accounting, internal accounting control and auditing issues may call the Company’s toll-free governance hotline at 1-877-217-4661. The Audit Committee monitors these calls. All calls are documented, and those reports that are deemed to be substantive will be passed on to the Board. Stockholders, or other interested persons, calling the hotline should provide a sufficiently detailed description of the nature of the matter that the person wishes to communicate with the Board, as well as a name, telephone number, email address, or other contact information so that the Company can either respond to the communication or obtain additional information about the matter.

Nomination Process
The Nominating and Governance Committee will consider written recommendations from a stockholder for nominees for director if the stockholder complies with the requirements contained in the Company’s bylaws. Any such nominations must be submitted to the Nominating and Governance Committee c/o the Secretary, Powell Industries, Inc., 8550 Mosley Road, Houston, TX 77075, and must be accompanied by the information required by Article 2 of the Company’s bylaws.
The written recommendation must be submitted in the time frame required by the Company’s bylaws, as described under the caption “Stockholder Proposals” below.
Nominees for director are selected on the basis of a number of qualifications including their independence, knowledge, judgment, character, leadership skills, education, experience, financial literacy, standing in the community and ability to foster a diversity of backgrounds, and views and to complement the Board’s existing strengths. The Nominating and Governance Committee initiates the process for identifying and evaluating nominees to the Board by preparing a slate of candidates who meet the criteria for selection as a nominee and have specific qualities or skills being sought based on input from members of the Board. When formulating its recommendations for potential Board nominees, the Nominating and Governance Committee seeks and considers advice and recommendations from management and other members of the Board and may seek or consider advice and recommendations from consultants, outside counsel, accountants, or other advisors as the Nominating and Governance Committee or the Board may deem appropriate.
The Nominating and Governance Committee evaluates the candidates by reviewing their biographical information and qualifications, with qualified nominees being interviewed by at least one member of the Nominating and Governance Committee. Members of the Board also have an opportunity to interview qualified nominees. The Nominating and Governance Committee then determines, based on the background information and the information obtained in the interviews, whether to recommend to the Board that a nominee be nominated to fill a directorship with an expiring term. Candidates recommended by the Nominating and Governance Committee to fill a directorship with an expiring term are presented to the Board for selection as nominees to be presented for the approval of the stockholders. The Nominating and Governance Committee anticipates that a similar process will be used to evaluate nominees recommended by stockholders, but has not previously received a stockholder recommendation for a nominee for director. The Nominating and Governance Committee is responsible for appointing new members to the Board to fill the unexpired term of a directorship vacated during the term or new directorships created by any increase in the size of the Board.
Board membership criteria, which are disclosed in the Company’s Corporate Governance Guidelines on the Governance & Leadership page of the Company’s website, powellind.com, are determined by the Nominating and Governance Committee. The Board is responsible for periodically determining the appropriate skills, perspectives, experiences and characteristics required of Board candidates, taking into account the Company’s needs and current makeup of the Board.
This assessment should include appropriate knowledge, experience and skills in areas deemed critical to understanding the Company and its business, the candidate’s commitments to the boards of other companies, and personal characteristics, such as integrity and judgment. Each Board member is expected to ensure that other existing and planned future commitments do not materially interfere with the member’s service as a director and that he or she devotes the time necessary to discharge his or her duties as a director. It is the Board’s opinion that the qualification guidelines included in the Company’s Corporate Governance Guidelines are currently appropriate, but it may change these guidelines as the Company’s and Board’s needs warrant. The Board established the age of 75 as the age after which an independent director will not stand for reelection at the end of such director’s then current term (the “Director Age Policy”) and has established five as the maximum number of consecutive terms a director may serve.
Practices for Considering Diversity
The criteria for selection of members to serve on our Board ensures that the Nominating and Governance Committee selects director nominees taking into consideration that the Board will benefit from having directors that represent a diversity of experience and backgrounds. Director nominees are selected so that the Board represents a diversity of experience in areas needed to foster the Company’s business success, including experience in the electrical equipment and energy industries, engineering, manufacturing, finance, consulting, international affairs, public service, governance and regulatory compliance. Each year the Board and each committee participates in a self-assessment or evaluation of the effectiveness of the Board and its committees as a group. These evaluations assess the diversity of talents, expertise, and occupational and personal backgrounds of the Board members.
Director Qualifications
When identifying director nominees, the Nominating and Governance Committee will consider the following:
•	The person’s reputation, integrity and independence;
•
The person’s skills and business, government or other professional experience and acumen, bearing in mind the composition of the Board and the current state of the Company and the electrical distribution and energy industries generally at the time of determination;

•	The number of other public companies for which the person serves as a director and the availability of the person’s time and commitment to the Company; and
•	The person’s knowledge of areas and businesses in which the Company operates.
The Nominating and Governance Committee and the Board believe the above mentioned attributes, along with the aforementioned leadership skills and other experience of its Board members and nominees under the heading, “Board of Directors” above, provide the Company with the perspectives and judgment necessary to guide the Company’s strategies and monitor their execution.
Corporate Responsibility
Our Board of Directors, together with management, is committed to creating long-term value for our customers, employees, suppliers, investors and the communities where we operate through sustainable business practices. In 2020, the Company published our inaugural Corporate Responsibility Report to further communicate our commitment towards a more sustainable future through ongoing internal initiatives. The Company’s Corporate Responsibility Report is prepared in accordance with the Sustainability Accounting Standards Board (SASB) for Electrical and Electronic Equipment.
The focus areas in our 2025 Corporate Responsibility Report include, but are not limited to the following:
•	Ethical business practices and governance;
•	Employee engagement, well-being and development;
•	Diversity, Equity and Inclusion;
•	Health and safety in the workplace; and
•	Sustainable supply chain.
Additional information regarding these topics are available in our 2025 Corporate Responsibility Report, located on our website under “About – Community Involvement” at powellind.com.

NOMINATING AND GOVERNANCE COMMITTEE REPORT
The Nominating and Governance Committee, upon its own recommendation and approval of the independent members of the Board, recommended that the Board nominate Ms. Alaina K. Brooks and Ms. Katheryn B. Curtis for election as directors, subject to stockholder approval, for a three-year term ending at the annual stockholder meeting in 2029 or until their successors are duly elected and qualified, and has otherwise satisfied its responsibilities under its charter.
The Nominating and Governance Committee of the Board,
Richard E. Williams, Chairman
Alaina K. Brooks
Katheryn B. Curtis

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth, as of December 19, 2025 (unless otherwise indicated below), the beneficial ownership of our Common Stock by each stockholder known to us to be the beneficial owner of more than five percent (5%) of the Company’s outstanding Common Stock, each director and nominee for director, each of the named executive officers and all executive officers and directors as a group. As of December 19, 2025, there were 12,140,483 shares of Common Stock issued and outstanding. Unless otherwise indicated, the address for all current executive officers and directors is c/o Powell Industries, Inc., 8550 Mosley Road, Houston, Texas 77075.

Name of Beneficial Owner	Amount and Nature Of Beneficial Ownership(1)	Percent of Class
Thomas W. Powell P.O. Box 300 Giddings, TX 78942	2,304,593(2)	19.1%
BlackRock, Inc. 55 East 52nd Street York, NY 10022	1,375,098(3)	11.4%
First Trust Advisors L.P., First Advisors Portfolio L.P. and The Charger Corporation 120 East Liberty Drive, Suite 400 Wheaton, Illinois 60187	715,605(4)	5.9%
Vanguard Group, Inc. PO Box 2600 V26 Valley Forge, PA 19482	700,223(5)	5.8%
Alaina K. Brooks	3,560(6)	*
Robert B. Callahan	17,100(7)	*
Brett A. Cope	163,470	1.4%
Christopher E. Cragg	12,410(6)	*
Katheryn B. Curtis	5,760(6)	*
James W. McGill	10,160(6)	*
Michael W. Metcalf	28,500	*
Mohit Singh	1,160(6)	*
Mark W. Smith	230(6)	*
John G. Stacey	5,960(6)	*
Richard E. Williams	14,760(6)	*
Davide Tuninetti	260(8)	*
All Executive Officers and Directors as a group (11 persons)	263,330(9)	2.2%

*	Less than one percent (1%).
(1)	The persons listed have sole voting power and sole investment power with respect to the shares beneficially owned by them, except as otherwise indicated.
(2)
The shares set forth in the table reflect (i) 677,265 held directly by Mr. Powell, (ii) 4,000 held directly by Mr. Powell’s spouse and (iii) 1,623,328 held by TWP Holdings, Ltd., a limited partnership controlled by Mr. Powell. Mr. Powell disclaims beneficial ownership of shares held directly by his spouse, except to the extent of his pecuniary interest therein.

(3)
The shares set forth in the table reflect the number of shares beneficially owned as of September 30, 2025, based on a Schedule 13F-HR dated November 12, 2025, filed by BlackRock, Inc. According to the Schedule 13F-HR, BlackRock, Inc. exercises sole investment power with respect to all 1,375,098 shares, sole voting power with respect to 1,353,661 shares and no voting power with respect to 21,437 shares.

(4)
The shares set forth in the table reflect the number of shares beneficially owned as of September 30, 2025, based on a Schedule 13G dated October 31, 2025, filed by First Advisors L.P, First Advisors Portfolio L.P. and The Charger Corporation. According to the Schedule 13G, First Trust Advisors L.P., First Advisors Portfolio L.P. and The Charger Corporation exercises shared dispositive power with respect to all 715,605 shares and shared voting power with respect to 627,998 shares.

(5)
The shares set forth in the table reflect the number of shares beneficially owned as of September 30, 2025, based on a Schedule 13F-HR dated November 7, 2025, filed by Vanguard Group, Inc. According to the Schedule 13F-HR, Vanguard Group, Inc. exercises sole investment power with respect to 625,014 shares, shared investment power with respect to 75,209 shares, shared voting power with respect to 65,201 shares and no voting power with respect to 635,022 shares.

(6)
Excluding Mr. Smith, includes 500 shares of restricted stock issued in accordance with the Company’s 2014 Non-Employee Director Equity Incentive Plan. Upon Mr. Smith joining the Board on August 1, 2025, he was granted 230 shares of restricted stock in accordance with the Company’s 2014 Non-Employee Equity Incentive Plan, which are included in the table.

(7)	The shares set forth in the table reflect the number of shares beneficially owned by Mr. Callahan as of his retirement date on December 20, 2024.
(8)	Includes 260 shares of Common Stock underlying time-vesting restricted stock units that will vest within 60 days after December 19, 2025.
(9)	Includes 3,730 shares of restricted stock issued in accordance with the Company’s 2014 Non-Employee Director Equity Incentive Plan.

EXECUTIVE OFFICERS
The following table provides information regarding each executive officer of the Company who is not also a director or a nominee for director. The officers of the Company serve at the discretion of the Board of the Company.

Name	Age	Since	Position
Michael W. Metcalf(1)	58	2018	Executive Vice President, Chief Financial and Principal Accounting Officer
Davide Tuninetti(2)	50	2025	Vice President and Chief Human Resource Officer

Notes: (1)
Mr. Metcalf was elected Executive Vice President, Chief Financial and Principal Accounting Officer of the Company in February 2024. Mr. Metcalf previously served as Executive Vice President, Chief Financial Officer of the Company from November 2018 to February 2024. From April 2011 to October 2015, he served as Chief Financial Officer of Global Supply Chain and Operations at GE Oil & Gas. Mr. Metcalf then served as Chief Financial Officer of Production Solutions at GE Oil & Gas from November 2015 to August 2017. From August 2017 to August 2018, he was Chief Financial Officer of Artificial Lift Systems at Baker Hughes, a GE company. From August 2018 to October 2018, Mr. Metcalf served as Chief Financial Officer of Aeroderivative Products at GE Power.

(2)
Mr. Tuninetti was elected Vice President and Chief Human Resource Officer effective February 3, 2025. Mr. Tuninetti previously served as the Vice President Human Resources, Americas of GKN Powder Metallurgy from March 2019 to January 2025.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This compensation discussion and analysis describes the design and purpose of our compensation programs applicable to our officers listed in the Summary Compensation Table. We refer to these officers as our Named Executive Officers (“NEOs”). For Fiscal 2025, they include Mr. Brett A. Cope, President, Chief Executive Officer and Chairman of the Board, Mr. Michael W. Metcalf, Executive Vice President and Chief Financial and Principal Accounting Officer, Mr. Robert B. Callahan, former Vice President and Chief Human Resource Officer and Chief Information Officer, and Mr. Davide Tuninetti, current Vice President and Chief Human Resource Officer. The Compensation and Human Capital Committee of the Board has responsibility for establishing, implementing and continually monitoring adherence to the Company’s compensation philosophy.
Overview
Our executive compensation program covering our NEOs is designed to attract and retain critical executive talent, to motivate behaviors that align with stockholders’ interests and to pay for performance. The majority of our NEOs’ pay is variable and contingent on performance.
For Fiscal 2025, the Company has structured its compensation programs so that the annual cash incentive program is 100% performance-based and 50% of annual grants of equity vest based on targets established by the Compensation and Human Capital Committee. The Company has adopted a peer group comprising companies that operate primarily in Powell’s industry and are of reasonably comparable size. To ensure pay is competitive with market practices, we conduct periodic studies that, in conjunction with individual performance assessments, are used to assist in determining the total target direct compensation of our NEOs.
It is the judgment of the Compensation and Human Capital Committee that the judicious use of relevant market surveys and the structuring of performance-based compensation communicate the Company’s commitment to reasonable compensation opportunities for the Company’s executive officers that are consistent with returns realized by stockholders. Further, to emphasize the alignment of our NEOs’ interests with the interests of our stockholders, the Company has adopted the following policies and programs:
•	Stock ownership policy for executives ranging from 1 to 5 times base salary, which all executives are currently in compliance with;
•
A recoupment policy, to recoup compensation paid to an executive in the event the Company’s financial statements are restated and such restatement resulted from material non-compliance with financial reporting requirements;

•	A policy to prohibit an executive from engaging in a transaction to purchase a hedging instrument that protects the executive from downward changes in the Company’s stock price;
•	A policy that generally prohibits an executive from pledging stock of the Company that is otherwise held by him or her;
•	A policy to prohibit an executive from holding Company stock in a margin account;
•	A policy to prohibit the use of excise tax gross-ups in executive employment agreements, commencing with executive employment agreements entered into on or after October 1, 2013; and
•	Adoption of a limit on the number of shares that may be earned by each executive under long-term incentive awards, which replaces a prior compensation practice of no share limitation.
Finally, the Compensation and Human Capital Committee took the following considerations into account in developing the incentive plans:
•	Incentive plan metrics are aligned with our business strategy;
•	Performance objectives are balanced with the quality and sustainability of business results;
•	The full range of potential payouts under each plan is understood;
•	Short-term incentive payouts are capped;
•	Long-term incentive payouts are capped;

•	Leverage and ratio of incentive compensation to salary and total compensation are understood;
•	Performance, structure and target incentive plan opportunities are comparable to those of the industry or peers;
•	The Compensation and Human Capital Committee may exercise discretion where appropriate;
•	The Company’s focus on long-term performance aligns executives with stockholder interests, and incentives are determined over a time horizon that is consistent with the Company’s business cycle; and
•	The Compensation and Human Capital Committee reviews and discusses material risks when considering incentive programs.
Our Fiscal 2025 Performance
Although target incentive opportunities are set by reference to market data, the incentive plan terms provide for actual payouts to be based upon actual performance results. For Fiscal 2025, short-term incentives were paid at above target levels for the NEOs as performance results exceeded the Company’s established goal. For Fiscal 2025, long-term equity incentives were also awarded as the Company’s performance results exceeded the threshold target over the three year period ended September 30, 2025 as established by the Board of Directors.
Executive Total Compensation Philosophy and Objectives
The Compensation and Human Capital Committee works to ensure that the total compensation paid to the Company’s executive team is fair, reasonable and competitive.
The Compensation and Human Capital Committee’s philosophy regarding the executive compensation program for our NEOs has been to provide compensation structured to maximize shareholder value by aligning the short-term and long-term interests of our executive officers with those of our investors. Our programs are intended to:
•	Attract, motivate, reward and retain key executive talent required to achieve corporate strategic objectives;
•	Reinforce the relationship between strong individual performance of executives and business results; and
•	Encourage our executives to focus on both the short-term and long-term performance of the Company.
The compensation offered by the Company to its officers is intended to be competitive within the markets in which we compete for executive talent. The Compensation and Human Capital Committee considers market reference points developed from peer company data and surveys and uses this information to assure that compensation programs are sufficient to attract and retain executive talent.
Compensation programs are designed so that a significant portion of executive pay opportunities are “at risk,” meaning that the ultimate compensation realized by our NEOs is tied to the Company’s financial and equity performance. In structuring incentive pay, the Compensation and Human Capital Committee is mindful that incentive programs should be reflective of the market conditions in which the Company operates while not encouraging excessive risk taking. Accordingly, the Compensation and Human Capital Committee structures programs that are designed to balance short-term results and long-term, multi-year outcomes.
The response from the Company’s stockholders at the annual meeting held in 2025 in regard to the advisory vote relating to compensation paid to executives was positive. Nevertheless, the Compensation and Human Capital Committee will, as a matter of practice, continually review the effectiveness and appropriateness of compensation practices and make adjustments based on internal considerations and external input as required and has responded as described in the “Overview” above.
Committee Overview
The Compensation and Human Capital Committee is comprised of Ms. Curtis and Messrs. Cragg, McGill, Singh and Stacey. Mr. McGill serves as the Compensation and Human Capital Committee’s Chairman. Each member of the Compensation and Human Capital Committee is considered to be (1) “independent” under the currently applicable listing standards of Nasdaq; (2) a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act; and (3) an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The Compensation and Human Capital Committee operates under a written charter adopted by the Board.

The Compensation and Human Capital Committee reviews and approves all compensation elements for the NEOs, including the Chief Executive Officer (“CEO”). In fulfilling its duties, the Compensation and Human Capital Committee considers information and recommendations from the CEO and may, under its charter, engage the services of an independent compensation consultant.
The Compensation and Human Capital Committee has, from time to time, engaged the services of independent consultants. Prior to entering into such engagements, the Compensation and Human Capital Committee determined that the consultant(s) met the independence criteria under guidelines adopted by Nasdaq in regards to compensation committee advisor independence and (ii) the consultant’s work did not raise any conflicts of interest. Under the scope of past engagements, these consultant(s) have advised the Compensation and Human Capital Committee on market compensation levels and incentive plan matters. No such services were provided in Fiscal 2025.
The Compensation and Human Capital Committee works with the Company’s CEO to establish an agenda for each meeting of the Compensation and Human Capital Committee and to prepare meeting materials. The Compensation and Human Capital Committee on occasion meets with the Company’s CEO and other executives to obtain recommendations with respect to the Company’s compensation programs and practices. Although management makes recommendations to the Compensation and Human Capital Committee regarding compensation of NEOs, the Compensation and Human Capital Committee is not bound by management’s recommendations. While our CEO attends Compensation and Human Capital Committee meetings, he is not present during voting or deliberations with respect to his compensation. The Compensation and Human Capital Committee also regularly holds executive sessions not attended by members of management or non-independent directors.
Executive Compensation Elements
The Company’s executive compensation program is comprised of the following elements:
•	Base Salary;
•	Short-Term Cash Incentive Plan;
•	Long-Term Compensation Plan, or LTCP; and
•	Benefits and Certain Perquisites.
Base Salary. The Company pays base salaries to executive officers in order to compensate them for day-to-day services rendered to the Company over the course of each year. Salaries for executive officers are reviewed annually by the Compensation and Human Capital Committee. In determining individual salaries, the Compensation and Human Capital Committee considers the scope of the executive’s job responsibilities, unique skill sets and experience, individual contributions, market conditions, current compensation as compared to the results of peer analyses and surveys of related-industry companies, as well as the specific actions and strategic activities of such executive officer for the prior year. In particular, the Compensation and Human Capital Committee reviews the CEO’s job performance for the prior year, from both a quantitative aspect and a qualitative aspect as noted below under “Compensation Opportunities for Fiscal 2025.”
Short-Term Cash Incentive Compensation. The Company utilizes cash incentive pay in order to incentivize the achievement of specific operating and financial objectives that are determined on an annual basis. The methodology for determining annual cash incentive pay is identical for each of our NEOs.
Long-Term Compensation. It is the Company’s opinion that the interests of stockholders are best served when a portion of employee compensation is tied to the long-term performance of the Company and the value realized by its investors. Pursuant to the Company’s 2014 Equity Incentive Plan, the Compensation and Human Capital Committee is authorized to grant stock options, stock appreciation rights, restricted stock awards, restricted stock unit awards and other equity-based awards. Recently, the Company has used time- and performance-vesting restricted stock unit awards as a means to incentivize long-term employment and performance and to align individual compensation with the objective of building long-term stockholder value.
The Compensation and Human Capital Committee’s goal is to make all annual compensation decisions, including approval of equity awards to NEOs, at its regularly scheduled meetings.

Benefits and Certain Perquisites. The Company provides its NEOs with a very limited number of perquisites that the Compensation and Human Capital Committee believes are reasonable and consistent with its overall goal of offering competitive compensation programs. The Compensation and Human Capital Committee periodically reviews the levels of perquisites provided to the NEOs to assure they remain reasonable and appropriate.
401(k) Plan. Powell Industries, Inc. 401(k) Plan is a tax-qualified retirement savings plan in which most U.S. employees, including the NEOs, are eligible to participate. Key elements of the plan include: (1) participants may elect to make contributions on a pre-tax basis, (2) contributions are limited by the Code, (3) the Company matches 50% of the first 7% of pay that is contributed to the savings plan, and (4) all employee contributions vest immediately. NEOs participate in the 401(k) Plan on the same basis as other employees of the Company.
Deferred Compensation Plan. The NEOs are eligible to participate in the Powell Industries, Inc. Deferred Compensation Plan, which is a non-qualified retirement savings plan intended to comply with Code Section 409A in terms of its design and administration. This Plan provides the opportunity to increase deferrals of base salary and to elect deferrals of annual cash incentive compensation awards. Key elements of the plan include: participants can contribute up to 50% of their base salary and 90% of their short-term cash incentive compensation awards in excess of the amounts eligible to be contributed to the Company’s 401(k) Plan. Base salary and short-term cash incentive compensation deferrals are eligible for an employer matching contribution. Employee contributions and earnings credits on account balances vest immediately.
Factors Considered When Determining Total Compensation
Peer Group Information. The Compensation and Human Capital Committee sets base salaries and short-term and long-term incentive target levels based in part on market reference points that reflect its consultant’s analysis of the compensation practices of a peer group of companies in similar industries, of reasonably similar size and with comparable business cycles. Additional market information may be considered using survey data obtained from Equilar, Inc. While the Company does not use the median of market practice as a reference point, it does consider the market median as an informal benchmark for measuring the overall competitiveness of executives’ total compensation opportunity given each individual’s performance, qualifications and experience and the performance of the Company.
In September 2025, the Compensation and Human Capital Committee made a thorough review of the companies that had comprised the peer group in prior years and determined that it was prudent to remove one of the companies in the peer group as a result of such company’s strategy moving away from being a manufacturing peer. It is the Compensation and Human Capital Committee’s intent to routinely review the make-up of the peer group and to make adjustments to the composition of the group as deemed appropriate. The companies approved as the Fiscal 2025 peer group are listed below (the “Proxy Peer Group”).
Compensation Peer Group for Fiscal 2025

Ameresco, Inc.	Belden, Inc.	CECO Environmental
Daktronics, Inc.	EnerSys	Franklin Electric Company, Inc.
Gibraltar Industries, Inc.	Littelfuse, Inc.	LSI Industries, Inc.
Matthews International Corp.	Preformed Line Products Company	Sterling Infrastructure, Inc.
Thermon Group Holdings, Inc.	Woodward, Inc.

External Market Conditions and Individual Factors. In addition to using peer and survey data, the Compensation and Human Capital Committee also takes into account external market conditions and individual factors when establishing the total compensation of each NEO. Some of these factors include the executive’s performance, level of experience, tenure, responsibilities and position, in addition to competitive pressures for that position within the industry, economic developments, the condition of labor markets and the financial and market performance of the Company. The Compensation and Human Capital Committee uses tally sheets that outline the executive’s historical and proposed compensation. The Compensation and Human Capital Committee also considers internal equity when evaluating the compensation of our NEOs relative to one another.
The Company has adopted the following policies to assure that executives’ interests are aligned with those of stockholders, that there is a mechanism to recover compensation when this payment was not consistent with Company policy and to mitigate against risks inherent in compensation programs:

Executive Incentive Award Recoupment Policy
The Company has adopted a policy that (i) in the event of a restatement of the Company’s financial results (a “Restatement”) due to material noncompliance with any financial reporting requirement or misconduct by an executive or (ii) in the event no Restatement is required but the Board determines an executive engaged in misconduct that contributed to inaccurate operation metrics; with (i) or (ii) resulting in any performance-based compensation paid during the 12 months preceding such Restatement that would have been lower had it been calculated based on such restated results, the Compensation and Human Capital Committee may, to the extent practicable and permitted by applicable law, seek to recover from such executive all of the incentive compensation paid to such executive or credited to such executive’s deferred compensation account for the relevant period.
Executive Stock Ownership Policy
The Company has adopted an executive stock ownership policy to (i) emphasize the link between certain of the Company’s executives and the long-term interests of the Company’s stockholders and (ii) enhance the image of the Company by openly communicating to investors, lenders, market analysts and the public that the interests of the Company’s executives are directly tied to the long-term success of the Company through personal capital investment in stock of the Company. Pursuant to the Company’s stock ownership policy, certain executives are expected to accumulate and retain shares of the Company’s stock in order to achieve target ownership levels that are one to five times the executive’s base salary, depending on the executive’s position and title with the Company.
For Fiscal 2025 the ownership targets for our Executive Officers were:

President and Chief Executive Officer	Five (5) times base salary
Executive Vice President and Chief Financial and Principal Accounting Officer	Three (3) times base salary
Vice President and Chief Human Resource Officer	Two (2) times base salary

Executive Hedging and Pledging Policy
The Company has adopted a policy that prohibits certain executives from (i) engaging in any transaction to purchase hedging instruments that protect against downward changes in the Company’s stock price or (ii) holding securities of the Company in a margin account or pledging securities of the Company as collateral for any other loan. Shares subject to the Executive Hedging and Pledging Policy are limited to shares of the Company’s Common Stock that are subject to the Executive Stock Ownership Policy. In limited circumstances and on a case-by-case basis, an exception to the prohibition described in “(ii)” above may be granted by the Chief Executive Officer (or the Compensation and Human Capital Committee if the executive in question is the Chief Executive Officer.)
How the Company Determines Changes in Compensation for Named Executive Officers
Chief Executive Officer. The Compensation and Human Capital Committee evaluates the CEO’s performance based on:
•	The Company’s financial performance;
•	The accomplishment of long-term strategic objectives;
•	The development of the Company’s top management team;
•	Specific objectives assigned to the CEO; and
•	Leadership accomplishments.
The Compensation and Human Capital Committee considers the performance of the CEO compared to objectives and the general economic environment when determining his compensation. The Compensation and Human Capital Committee is responsible for ensuring that the views of the Board with respect to the performance of the CEO are reviewed and discussed with him on a periodic basis. The Compensation and Human Capital Committee makes final decisions regarding the CEO’s compensation.
Other Named Executive Officers. Each year the CEO submits to the Compensation and Human Capital Committee a performance assessment and compensation recommendation for each of the other NEOs. The CEO also participates in the discussions with the Compensation and Human Capital Committee prior to their approval of compensation for such officers. The performance evaluation is based on factors such as:
•	Achievement of individual and the Company’s objectives;

•	Contribution to the Company’s performance; and
•	Leadership accomplishments.
While the Compensation and Human Capital Committee gives weight to the views of the CEO on executive compensation matters, the Compensation and Human Capital Committee may take other considerations into account. Ultimately, final compensation determinations are made at the Compensation and Human Capital Committee’s discretion.
Compensation Opportunities for Fiscal 2025
The base salary, short-term incentive opportunity and long-term incentive opportunity established for each of our NEOs are intended to provide total target compensation appropriately positioned competitively for individuals in comparable positions and in markets in which we compete for executive talent. Consistent with our objectives, 75% of our CEO’s total target pay opportunity is offered in the form of short-term and long-term incentives. The following table shows Fiscal 2025 target direct compensation opportunities for our NEOs:
Target Pay Opportunity for Fiscal 2025

Named Executive Officer	Base Salary	Short-Term Incentive Target (Percent of Base Salary)	Long-Term Incentive Target (Percent of Base Salary)	Total Target Pay Opportunity
Brett A. Cope	$660,000	125%	170%	$2,607,000
Michael W. Metcalf	$400,400	75%	75%	$1,001,000
Davide Tuninetti(1)	$325,000	50%	60%	$682,500
Robert B. Callahan(2)	$306,774	50%	60%	$644,225

Note: (1)	Mr. Tuninetti joined the Company effective February 3, 2025.
(2)	Mr. Callahan retired from the Company effective December 20, 2024.
Salary and Total Pay Opportunity. In September 2024, the Compensation and Human Capital Committee considered whether adjustments to NEO salaries and incentive opportunities were appropriate for Fiscal 2025. After review, the Compensation and Human Capital Committee adjusted the salaries for Mr. Cope by 10% and Mr. Metcalf by 4% for Fiscal 2025. Target incentive opportunities for the NEOs were reviewed, but left unchanged.
Short-Term Incentives. In September 2024, the Compensation and Human Capital Committee approved the use of EBITDA and Working Capital as the determinant of short-term cash incentive compensation for Fiscal 2025. The table below sets forth the short-term cash incentive compensation opportunity for each NEO.
Short-term Cash Incentive Compensation Opportunity

Named Executive Officer	Threshold(1) (Percent of Base Salary)	Target (Percent of Base Salary)	Maximum, or Overachievement(2) (Percent of Base Salary)
Brett A. Cope	62.5%	125.0%	250.0%
Michael W. Metcalf	37.5%	75.0%	150.0%
Davide Tuninetti(3)	25.0%	50.0%	100.0%
Robert B. Callahan(4)	25.0%	50.0%	100.0%

Notes: (1)	Threshold is 50% attainment of the target objectives for the fiscal year.
(2)	The maximum, or over achievement, percentage is 200% attainment of the targeted objectives for the fiscal year.
(3)	Mr. Tuninetti joined the Company effective February 3, 2025.
(4)	Mr. Callahan retired from the Company effective December 20, 2024.

Fiscal 2025 Financial Objectives:
For Fiscal 2025, management prepared a report on the achievement of short-term cash incentive goals which were reviewed and approved by the Compensation and Human Capital Committee. The amounts set forth below show the target values for achieving the threshold, target and maximum levels established for each financial objective. The table below discloses the Fiscal 2025 program threshold, target and maximum targets that were approved in advance of the fiscal year as well as the actual outcomes that led to payouts that were above target.

	Threshold	Target	Maximum	Actual	Actual Performance Multiplier
EBITDA ($Million)(1)	$144.3	$169.8	$195.3	$225.1	200.0%
Working Capital (% of Revenue)(2)	3.16%	2.11%	1.05%	0.62%	200.0%

Notes: (1)	EBITDA is calculated from the Company’s audited financial statements as income (loss) before income taxes less interest income, interest expense, amortization of intangible assets, and depreciation.
(2)	Working Capital is defined as the average current assets (excluding cash) less current liabilities for previous thirteen months divided by annual Revenue.
The table below summarized the Short-term Incentive Compensation program for Fiscal 2025.

	EBITDA 75%	Working Capital 25%	Performance Summary 100%	Short-Term Incentive Award
Brett A. Cope	200.0%	200.0%	200.0%	$1,650,000
Michael W. Metcalf	200.0%	200.0%	200.0%	$600,600
Davide Tuninetti(1)	200.0%	200.0%	200.0%	$213,699
Robert B. Callahan(2)	100.0%	100.0%	100.0%	$38,662

Notes: (1)	Mr. Tuninetti joined the Company effective February 3, 2025. Mr. Tuninetti’ s awards were pro-rated based on days of employment during Fiscal 2025.
(2)	Mr. Callahan retired from the Company effective December 20, 2024. The value represented in the table reflects the actual pro-rata payment to Mr. Callahan on his retirement date.
Long-Term Incentives: In September 2024, the Compensation and Human Capital Committee elected to use two long-term compensation vehicles for each of our NEOs for Fiscal 2025. All officers participate in long-term performance-vesting restricted stock unit awards and in time-vesting restricted stock unit awards; 50% of the target value of each executive’s long-term incentive opportunity is performance-vesting restricted stock unit awards, and 50% of the target value of each executive’s long-term incentive opportunity is time-vesting restricted stock units. The number of performance-based restricted stock units and time-vesting restricted stock awards was determined by dividing the target compensation amount by the value of one share of the Company’s Common Stock. The value used in the calculation was the average of the closing price on each trading day between September 1 through September 30, 2025.
Time-vesting restricted stock unit awards vest on a pro-rata basis over a three-year period. Vesting of performance-based restricted stock unit awards awarded executive officers is dependent on (i) such officer’s continued service for three years following the award and (ii) the Company achieving a specified performance objective over such three-year period. The Compensation and Human Capital Committee chose a three-year vesting period because it believes such a requirement is consistent with the practices of other companies in the markets in which Powell competes. The Compensation and Human Capital Committee used two performance measures for the performance-vesting awards: a three-year aggregate EBITDA% and a weighted Safety performance metric (Experience Modification Rating). The Safety performance is weighted 60% in the most recent year, 30% in the second year and 10% in the third year. The Compensation and Human Capital Committee believes that these metrics will encourage growth in strategic areas of the business, enhancing profitability and improving the quality of revenue while maintaining safe operational processes.
The actual number of performance shares earned will be determined according to the table below by multiplying the percentage earned by the number of performance-based restricted stock units initially awarded on October 1, 2024. The number of performance units earned when performance falls between threshold and target is determined by straight-line interpolation. The slope of the line established for performance between threshold and target is extended for results above target. The number of units that may be earned is capped, any level of EBITDA% or safety performance rating in excess of 200% of target will not be considered in determining performance-based long-term incentive outcomes.
Time-based restricted stock and performance-based restricted units awarded to NEOs on October 1, 2024, were as follows:

Named Executive Officer	Performance-Vesting Restricted Shares	Time-Vesting Restricted Units(1)
Brett A. Cope	3,100	3,100
Michael W. Metcalf	900	900
Davide Tuninetti(1)	—	780
Robert B. Callahan(2)	600	600

Note: (1)	Mr. Tuninetti received 780 restricted stock units effective as of his start date with the Company on February 3, 2025.
(2)	Mr. Callahan retired from the Company effective December 20, 2024.

Long-Term Performance Award Vesting Schedule
(Percent of Performance Units that Vest)
Performance-based long-term incentive Restricted Stock Units granted on October 1, 2024, for the three-year period ending September 30, 2027, contingent on the Company’s achievement of EBITDA and safety objectives, will vest as shown in the table below:

	LTI Weighting	Threshold	Target	Maximum
EBITDA% (% Target)	80%	50%	100%	200%

	LTI Weighting	LTI Payout
Safety - 3 Year Weighted Experience Modification Rating (EMR)	20%
1.01+		0%
0.76 - 1.00		100%
0.51 - 0.75		125%
0.26 - 0.50		150%
0.00 - 0.25		200%

Vesting of Prior Year Awards
Performance-based long-term incentive awards effective for the three-year period ended September 30, 2025 were contingent on the Company’s achievement of EBITDA and Safety objectives. Target numbers of shares, performance targets, performance outcomes and shares earned (as verified by the Compensation and Human Capital Committee) under the awards are shown in the table below:
Fiscal 2023-2025 Performance Award Metrics and Outcomes

	Threshold	Target	Maximum	Actual	Performance Multiplier
Cumulative EBITDA %	1.82%	3.63%	5.45%	17.13%	200%
3 Year Weighted Safety Rating	1.00	0.76	0.25	0.77	100%
Aggregate Performance Multiplier					180%

Performance Shares Earned

	Target Shares	Performance Multiplier	Shares Earned
Brett A. Cope	21,700	180%	39,060
Michael W. Metcalf	6,300	180%	11,340
Davide Tuninetti(1)	—	180%	—
Robert B. Callahan(2)	5,900	100%	5,900

Notes: (1)	Mr. Tuninetti joined the Company effective February 3, 2025.
(2)	Mr. Callahan retired from the Company effective December 20, 2024. All of his outstanding awards vested in connection with such retirement.
Severance and Employment Agreements
Beginning in fiscal year ended September 30, 2012, the Company has entered into executive employment agreements with certain executives, including the NEOs. In order for the Company to recruit and retain the best possible executives, the Company seeks to negotiate employment agreements that provide for the mutual benefit of the Company, its stockholders and the executive.
Our executive employment agreements exclusively govern the executive’s rights upon termination of employment with the Company which include: A) Termination by the Company for Cause or Resignation by Executive without Good Reason (in each case, as defined in the executive’s employment agreement); B) Retirement, Disability or Death; C) Termination by the Company for Poor Performance; D) Termination by the Company without Cause and not for Poor Performance or Resignation by the executive for Good Reason prior to a Change in Control; and E) Termination by the Company without Cause and not for Poor Performance or Resignation by the executive for Good Reason during the Protected Period following a Change in Control. See Potential Payments Upon Termination or Change-In-Control At Fiscal Year-End.
Tax and Accounting Implications of Executive Compensation
The Compensation and Human Capital Committee considers tax and accounting implications in the design of the Company’s compensation programs. While the Compensation and Human Capital Committee intends most compensation paid by the Company to be deductible under Section 162(m) of the Code, it may exercise discretion to pay compensation that does not meet the requirements of Section 162(m) if it judges that doing so would better serve shareholder interests.
Option Grant Practices
Although our 2014 Equity Incentive Plan authorizes the grant of stock options, stock options are not part of our executive compensation program, and there are no stock options outstanding under the plan. We therefore (i) do not grant, and have not granted, stock options in anticipation of the release of material nonpublic information, (ii) do not time, and have not timed, the release of material nonpublic information based on stock option grant dates or for the purpose of affecting the value of executive compensation, (iii) do not take, and have not taken, material nonpublic information into account when determining the timing and terms of stock options, (iv) do not have a formal policy with respect to the timing of stock option grants, and (v) did not grant stock options or stock appreciation rights in Fiscal 2025.

EQUITY COMPENSATION PLAN INFORMATION
The following table summarizes information as of September 30, 2025 about our equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(2)	Weighted- Average Exercise price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities shown in first column)(3)
Equity compensation plans approved by stockholders(1)	120,616	N/A	608,982
Equity compensation plans not approved by stockholders	—	N/A	—
Total	120,616	N/A	608,982

Notes: (1)	Consists of shares of Common Stock issued or remaining available for issuance under our 2014 Equity Incentive Plan and 2014 Non-Employee Director Equity Incentive Plan.
(2)	For performance-based awards, represents the number of shares of Common Stock issuable at target levels of performance.
(3)
Consists of 434,132 shares of Common Stock remaining available for issuance under the 2014 Equity Incentive Plan and 174,850 shares of Common Stock remaining available for issuance under our 2014 Non-Employee Director Equity Incentive Plan.

COMPENSATION AND HUMAN CAPITAL COMMITTEE REPORT
The Compensation and Human Capital Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on the review and discussion referenced above, the Compensation and Human Capital Committee recommended to the Board that the Compensation Discussion and Analysis referred to above be included in this Proxy Statement.
The Compensation and Human Capital Committee of the Board,
James W. McGill, Chairman
Katheryn B. Curtis
Christopher E. Cragg
Mohit Singh
John G. Stacey

EXECUTIVE COMPENSATION TABLES
SUMMARY COMPENSATION TABLE FOR FISCAL 2025, 2024 AND 2023
The following table provides certain summary information concerning cash and certain compensation paid to the NEOs of the Company.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Brett A. Cope President and Chief Executive Officer(1)	2025	$660,000	$—	$1,129,268	$—	$1,650,000	$102,767	$58,334	$3,600,369
	2024	$600,000	$—	$1,034,316	$—	$1,500,000	$245,801	$56,061	$3,436,178
	2023	$540,800	$—	$922,684	$—	$1,352,000	$48,853	$57,924	$2,922,261
Michael W. Metcalf Executive Vice President and Chief Financial and Principal Accounting Officer	2025	$400,400	$—	$327,852	$—	$600,600	$96,625	$57,223	$1,482,700
	2024	$385,000	$—	$305,208	$—	$577,500	$220,237	$54,928	$1,542,873
	2023	$351,520	$—	$480,476	$—	$527,280	$(19,229)	$53,316	$1,393,363
Davide Tuninetti Current Vice President and Chief Human Resource Officer(6)	2025	$216,683	$—	$180,242	$—	$213,699	$—	$25,956	$636,580
	2024	$—	$—	$—	$—	$—	$—	$—	$—
	2023	$—	$—	$—	$—	$—	$—	$—	$—
Robert B. Callahan Former Vice President and Chief Human Resource Officer and Chief Information Officer(7)	2025	$69,811	$—	$218,568	$—	$38,662	$(39,031)	$15,301	$303,311
	2024	$306,774	$—	$186,516	$—	$306,774	$175,083	$49,263	$1,024,410
	2023	$—	$—	$—	$—	$—	$—	$—	$—
Notes: (1)	Mr. Cope received no additional compensation for serving on the Board of Directors.
(2)
The amounts in this column, which relate to compensation described as “Long-Term Compensation” under the Compensation Discussion & Analysis, reflect the aggregate grant date fair value of equity awards granted during the year, computed in accordance with ASC Topic 718, pursuant to our 2014 Equity Incentive Plan, and based upon the probable outcome of any performance condition. See Note K to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2025 for assumptions made by us in such valuation.

(3)
The amounts set forth under the column labeled “Non-Equity Incentive Plan Compensation” relate to compensation described as “Short-Term Cash Incentive Compensation” under the Compensation Discussion & Analysis.

(4)	The amounts in this column reflect the market returns credited to each NEO’s account in the Nonqualified Deferred Compensation Plan.
(5)
The amounts in this column reflect: A) matching contributions by the Company pursuant to the Powell Industries, Inc. 401(k) Plan for Messrs. Cope, Metcalf, Tuninetti and Callahan which for Fiscal 2025 was $12,250, $12,483, $5,562 and $6,606 respectively; B) matching Company contributions made under the Nonqualified Deferred Compensation Plan for Fiscal 2025 was $11,791 for each of Messrs. Cope and Metcalf; C) an automobile allowance which for Fiscal 2025 was $24,000 for each of Messrs. Cope and Metcalf, $16,000 for Mr. Tuninetti and $6,000 for Mr. Callahan; D) an executive physical allowance for Messrs. Cope, Metcalf, Tuninetti and Callahan, which for Fiscal 2025 was $1,715 each; E) supplemental executive life and disability insurance for Messrs. Cope, Metcalf, Tuninetti and Callahan, which for Fiscal 2025 was $8,578, $7,234, $2,679 and $979 respectively.

(6)	Mr. Tuninetti joined the Company on February 3, 2025.
(7)	Mr. Callahan retired from the Company effective December 20, 2024.

GRANTS OF PLAN-BASED AWARDS IN FISCAL 2025
The following table shows plan-based awards granted to the NEOs during Fiscal 2025. The plan-based awards identified in the table below that are also equity-based are reported in the Outstanding Equity Awards at Fiscal Year-End table as well.

Name	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Options Awards ($)(1)
	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Brett A. Cope	$412,500	$825,000	$1,650,000	1,550	3,100	6,200	3,100			$1,129,268
Michael W. Metcalf	$150,150	$300,300	$600,600	450	900	1,800	900			$327,852
Davide Tuninetti(2)	$81,250	$162,500	$325,000	—	—	—	780			$180,242
Robert B. Callahan(3)	$76,693	$153,387	$306,774	300	600	1,200	600			$218,568

Note: (1)
The amounts in this column reflect the grant date fair value of the award, computed in accordance with ASC Topic 718, pursuant to the 2014 Equity Incentive Plan, and based upon the probable outcome of any performance condition. The grant date for Messrs. Cope, Metcalf and Callahan was October 1, 2024 and such grants were authorized by the Compensation and Human Capital Committee on September 24, 2024. The grant date for Mr. Tuninetti was February 3, 2025.

(2)	Mr. Tuninetti joined the Company effective February 3, 2025.
(3)	Mr. Callahan retired from the Company effective December 20, 2024.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
The following table provides information on the holdings of stock options and restricted stock unit awards of the NEOs at September 30, 2025. This table includes unexercised and unvested options awards. Each outstanding award is shown separately for each NEO.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested (#)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(8) ($)
Brett A. Cope	—	—					12,200(1)	$3,718,682
					2,034(2)	$619,984
							6,200(3)	$1,889,822
					2,067(4)	$ 630,042
Michael W. Metcalf	—	—					3,600(1)	$1,097,316
					600(2)	$182,886
							1,800(3)	$548,658
					600(4)	$182,886
Davide Tuninetti(6)	—	—					—	$—
					780(5)	$237,752
							—	$—
					—	$—
Robert B. Callahan(7)	—	—					—	$—
					—	$—
							—	$—
					—	$—

Notes: (1)
Represents the number of shares of Common Stock that will vest at maximum performance, based on a performance-vesting restricted stock unit (RSU) agreement dated October 1, 2023. Based on continued employment with the Company, the RSUs will vest on September 30, 2026.

(2)
Represents the number of shares of Common Stock that will vest, based on a time-vesting RSU agreement dated October 1, 2023. Based on continued employment with the Company, 100% of the remaining units available will vest on September 30, 2026.

(3)
Represents the number of shares of Common Stock that will vest at maximum performance, based on a performance-vesting RSU agreement dated October 1, 2024. Based on continued employment with the Company, the RSUs will vest on September 30, 2027.

(4)
Represents the number of shares of Common Stock that will vest, based on a time-vesting RSU agreement dated October 1, 2024. Based on continued employment with the Company, 50% of the remaining units available will vest on September 30, 2026 and the balance will vest on September 30, 2027.

(5)
Represents the number of shares of Common Stock that will vest, based on a time-vesting RSU agreement dated February 3, 2025. Based on continued employment with the Company, 33% of the remaining units available will vest on the first, second and third anniversary of the grant date respectively.

(6)	Mr. Tuninetti joined the Company effective February 3, 2025.
(7)	Mr. Callahan retired from the Company effective December 20, 2024.
(8)	Based on the closing sales price per share of the Company’s Common Stock on September 30, 2025 of $304.81.

OPTION EXERCISES AND STOCK VESTED DURING FISCAL 2025
The following table sets forth information with respect to the NEOs concerning the exercise of stock options and the receipt of stock awards during Fiscal 2025.

Name	Option Awards		Stock Awards(1)(2)
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(3)
Brett A. Cope	—	—	49,360	$15,045,422
Michael W. Metcalf	—	—	19,340	$5,895,025
Davide Tuninetti(4)	—	—	—	$—
Robert B. Callahan(5)	—	—	8,633	$2,121,991

Notes: (1)	The numbers and values represented in this table for stock awards reflect pre-tax amounts.
(2)	The number of shares reflected herein represents the number of shares earned as a result of the vesting of restricted stock units during the fiscal year.
(3)
For Messrs. Cope and Metcalf, based on the closing sales price of the Company’s Common Stock on the vesting date of September 30, 2025 of $304.81. For Mr. Callahan, based on the closing sales price of the Company’s Common Stock at his retirement date of December 20, 2024 of $245.80

(4)	Mr. Tuninetti joined the Company effective February 3, 2025.
(5)
Mr. Callahan retired from the Company effective December 20, 2024. In accordance with Mr. Callahan’s employment agreement, all granted but unvested time-vesting and performance-vesting RSUs vested upon his retirement at December 20, 2024.

NONQUALIFIED DEFERRED COMPENSATION DURING FISCAL 2025
The following table sets forth information with respect to the NEOs’ non-qualified deferred compensation during Fiscal 2025. For additional information, see Executive Compensation - Executive Compensation Elements - Deferred Compensation Plan.

Name	Executive Contributions in Last Fiscal Year(1) ($)	Registrant Contributions in Last Fiscal Year(2) ($)	Aggregate Earnings in Last Fiscal Year (3) ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
Brett A. Cope	$240,750	$11,791	$102,767	$—	$1,502,345
Michael W. Metcalf	$375,375	$11,791	$96,625	$—	$1,632,895
Davide Tuninetti(4)	$—	$—	$—	$—	$—
Robert B. Callahan(5)	$92,079	$—	$(39,031)	$(489,701)	$1,158,308

Notes: (1)
These amounts represent deferrals of the Named Executive Officers’ salary and/or annual incentive compensation and are included in the “Salary” and/or the “Non-Equity Incentive Plan Compensation” columns in the Summary Compensation Table for Fiscal 2025.

(2)
Represents the matching contributions from the Company related to the deferred amount of the annual salary and/or incentive compensation. These reported amounts are included as compensation in the “All Other Compensation” column in the Summary Compensation Table for Fiscal 2025.

(3)
These amounts represent the associated earnings on the balance of each participating NEO’s account under the Nonqualified Deferred Compensation Plan. These reported amounts are included as compensation in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column in the Summary Compensation Table for Fiscal 2025.

(4)	Mr. Tuninetti joined the Company effective February 3, 2025.
(5)	Mr. Callahan retired from the Company effective December 20, 2024.

POTENTIAL PAYMENTS UPON TERMINATION
OR CHANGE-IN-CONTROL AT FISCAL YEAR-END
The employment agreements with Mr. Cope and Mr. Metcalf provide for certain benefits in connection with various forms of termination of employment as follows which, except in the case of accrued rights, are subject to the executive’s execution and delivery to the Company of a general release of claims.
A.
In the event of Termination by the Company for Cause or Resignation by Executive without Good Reason the executive would be eligible to receive the executive’s earned, but unpaid compensation and such employee benefits, if any, as to which executive may be entitled under the terms of the employee benefit plans of the Company.

B.
Upon termination of the executive’s employment for either Retirement, Disability or Death, the executive or executive’s estate (as the case may be) shall be entitled to receive from the Company the following:

a.	The executive’s earned, but unpaid compensation and such employee benefits, if any, as to which the executive may be entitled under the terms of the employee benefit plans of the Company; and
b.
A prorated portion of the Targeted Short-term Incentive Compensation for the current fiscal year, prorated based on the percentage of the current fiscal year that shall have elapsed through the date of termination; and

c.
With respect to any outstanding equity-based awards, whether “time-based” or “performance-based” vesting (including, but not limited to, any unvested options, restricted stock, restricted stock units and performance share units), such outstanding awards shall immediately vest; and

d.
In the event of termination for Disability or Death, an amount, paid on the first business day of each month, equal to 100% of the applicable monthly COBRA premium under the Company’s group health plan, continued for the lesser of (i) twelve (12) months or (ii) until such COBRA coverage for the executive terminates.

C.	If the executive’s employment is terminated By the Company for Poor Performance, then the executive shall be entitled to receive from the Company the following:
a.	The executive’s earned, but unpaid compensation and such employee benefits, if any, as to which the executive may be entitled under the terms of the employee benefit plans of the Company; and
b.	Continued payment of the executive’s base salary for twelve (12) months following the date of such termination; and
c.
With respect to any outstanding unvested equity-based awards, whether “time-based” or “performance-based” vesting (including, but not limited to, any unvested options, restricted stock, restricted stock units and performance share units), such outstanding awards shall be forfeited; and

d.
An amount equal to one hundred percent (100%) of the applicable COBRA premium under the Company’s group health plan, continued for the lesser of (i) twelve (12) months from the date of termination or (ii) the date on which the executive qualifies for health insurance as a result of employment by or association with a subsequent employer.

D.
If the executive’s employment is terminated By the Company without Cause or Resignation by Executive for Good Reason Prior to a Change in Control, the executive shall be entitled to receive from the Company the following:

a.	The executive’s earned, but unpaid compensation and such employee benefits, if any, as to which the executive may be entitled under the terms of the employee benefit plans of the Company; and
b.	Continued payment of the executive’s base salary for twenty-four (24) months following the date of such termination; and
c.	An amount equal to one (1) times the Target Short-Term Incentive Compensation of executive for the fiscal year in which the executive’s employment terminates; and
d.
With respect to any outstanding equity-based awards, whether “time-based” or “performance-based” vesting (including, but not limited to, any unvested options, restricted stock, restricted stock units and performance share units), such outstanding awards shall immediately vest; and

e.
An amount equal to one hundred percent (100%) of the applicable COBRA premium under the Company’s group health plan, continued for the lesser of (i) eighteen (18) months from the date of termination or (ii) the date on which the executive qualifies for health insurance as a result of employment by or association with a subsequent employer; and

f.	Outplacement services (not to exceed $25,000) for twelve (12) months or until the executive obtains substantially comparable employment (as determined by the Company), whichever is shorter.
E.
If the executive’s employment is terminated By the Company without Cause (and other than by reason of Poor Performance or the Executive’s Death or Disability) or if the Executive resigns for Good Reason during the Protected Period immediately following a Change in Control, then the executive shall be entitled to receive from the Company the following:

a.	The executive’s earned, but unpaid compensation and such employee benefits, if any, as to which the executive may be entitled under the terms of the employee benefit plans of the Company; and
b.	Continued payment of the executive’s base salary for thirty-six (36) months following the date of such termination; and
c.	An amount equal to two (2) times the Targeted Short-Term Incentive Compensation of the executive for the fiscal year in which the executive’s employment terminates; and
d.
With respect to any outstanding equity-based awards, whether “time-based” or “performance-based” vesting (including, but not limited to, any unvested options, restricted stock, restricted stock units and performance share units), such outstanding awards shall immediately vest; and

e.
An amount equal to one hundred percent (100%) of the applicable COBRA premium under the Company’s group health plan, continued for the lesser of (i) eighteen (18) months from the date of termination or (ii) the date on which the executive qualifies for health insurance as a result of employment by or association with a subsequent employer; and

f.	Outplacement services (not to exceed $25,000) for twelve (12) months or until the executive obtains substantially comparable employment (as determined by the Company), whichever is shorter.
The employment agreements with Mr. Cope and Mr. Metcalf also provide that upon the effective date of a Change in Control during the employment term, all of the executive’s unvested incentive, performance and equity-based awards will vest in full.
“Change in Control” shall mean any of the following:
•
Any “person” (as such term is used in Section 13(d) and 14(d) of the Exchange Act, (other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any affiliate, or any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company), acquires “beneficial ownership” (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company representing 35% or more of the combined voting power of the Company’s then outstanding securities; provided, however, that if the

Company engages in a merger or consolidation in which the Company or surviving entity in such merger or consolidation becomes a subsidiary of another entity, then references to the Company’s then outstanding securities shall be deemed to refer to the outstanding securities of such parent entity;
•
A change in the composition of the Board, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (i) are directors of the Company as of the Effective Date, or (ii) are elected, or nominated for election, to the Board with the affirmative votes of at least two-thirds of the Incumbent Directors at the time of such election or nomination, but Incumbent Director shall not include an individual whose election or nomination occurs as a result of either (1) an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or (2) an actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board;

•
The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or if the surviving entity is or shall become a subsidiary of another entity, then such parent entity) more than 50% of the combined voting power of the voting securities of the Company (or such surviving entity or parent entity, as the case may be) outstanding immediately after such merger or consolidation;

•	The stockholders of the Company approve a plan of complete liquidation of the Company; or
•	The sale or disposition (other than a pledge or similar encumbrance) by the Company of all or substantially all of the assets of the Company other than to a subsidiary or subsidiaries of the Company.

Material Conditions and Obligations Under the Employment Agreements
In connection with their employment agreements, each NEO has agreed not to (A) compete with the Company for so long as he is employed by the Company and for the greater of (i) one year from the date of termination of his employment and, (ii) if applicable, the period during which he is entitled to receive severance (the “Restricted Period”) or (B) solicit or encourage any employee or consultant of the Company to leave employment of the Company or otherwise hire any such individual during the Restricted Period.
The following table quantifies certain payments and benefits that (a) in the case of each NEO other than Mr. Callahan, would have become payable under existing plans and arrangements if the NEO’s employment had terminated on September 30, 2025 and (b) in the case of Mr. Callahan, became payable on his retirement date of December 20, 2024. The information is provided relative to the NEO’s compensation and service levels as of the date specified.

Name	Benefit	Resignation or Termination for Cause	Retirement, Disability or Death	Termination for Poor Performance	Termination w/o Cause or for Good Reason Before Change in Control	Termination w/o Cause or for Good Reason After Change in Control
Brett A. Cope	Severance Pay	—	$—	$660,000	$1,320,000	$1,980,000
	Short-Term Incentive Compensation	—	825,000	—	825,000	1,650,000
	Equity Award Acceleration(1)	—	4,054,278	—	4,054,278	4,054,278
	Health Care Benefit Continuation	—	24,000	24,000	36,000	36,000
	Outplacement Services	—	—	—	25,000	25,000
Michael W. Metcalf	Severance Pay	—	$—	$400,400	$800,800	$1,201,200
	Short-Term Incentive Compensation	—	300,300	—	300,300	600,600
	Equity Award Acceleration(1)	—	1,188,759	—	1,188,759	1,188,759
	Health Care Benefit Continuation	—	24,000	24,000	36,000	36,000
	Outplacement Services	—	—	—	25,000	25,000
Davide Tuninetti(2)	Severance Pay	—	$—	$—	$—	$—
	Short-Term Incentive Compensation	—	—	—	—	—
	Equity Award Acceleration(1)	—	237,752	—	237,752	237,752
	Health Care Benefit Continuation	—	—	—	—	—
	Outplacement Services	—	—	—	25,000	25,000
Robert B. Callahan(3)	Severance Pay	—	$—	$—	$—	$—
	Short-Term Incentive Compensation(2)	—	38,662	—	—	—
	Equity Award Acceleration(2)	—	2,140,143	—	—	—
	Health Care Benefit Continuation	—	—	—	—	—
	Outplacement Services	—	—	—	—	—

Note: (1)	Based on the closing sales price of the Company’s Common Stock on September 30, 2025 of $304.81.
(2)	Mr. Tuninetti joined the Company effective February 3, 2025.
(3)	Mr. Callahan retired from the Company effective December 20, 2024. The values represented in this table reflect the actual payments to Mr. Callahan on or after his retirement date.

CEO PAY RATIO
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, the Company is providing the following information about the relationship of the median annual total compensation of the Company’s employees and the annual total compensation of Mr. Cope, our Chief Executive Officer (the “CEO Pay Ratio”).
The CEO Pay Ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. For Powell’s last completed fiscal year, the ratio of the annual total compensation of Mr. Cope to the annual total compensation of the median employee of the Company was as follows:

Year	Mr. Cope’s Total Compensation ($)(1)	Median Employee Total Compensation ($)	Pay Ratio of CEO Compensation to Median Employee ($)
2025	$3,600,369	$50,876	70.8:1

Note: (1)	The annual total compensation of Mr. Cope, as reported in the Summary Compensation Table in the Proxy Statement.
To identify the “median employee” from our employee population, the methodology and the material assumptions, adjustments, and estimates used were as follows:
•
We selected September 30, 2025, as the date upon which the Company identified the “median employee,” which is within the last three months of the Company’s fiscal year end and enables us to make an identification in a reasonably efficient and economical manner.

•
We determined that as of September 30, 2025, Powell’s employee population consisted of 3,143 full-time employees working at the Company and its subsidiaries. Of these individuals, 2,375 were located in the United States and 768 were located in the following countries:

Country	Number of Employees (#)
Bahrain	3
United Arab Emirates	1
Canada	557
Singapore	2
United Kingdom	205

•
Given the limited scale of our operations in many of these foreign countries, we elected to exclude all of our employees in the above listed countries, except for Canada and the United Kingdom, as permitted by the SEC rules, as these employees account for less than 5% of our total U.S. and non-U.S. employees.

•	Powell’s employee population, after taking into consideration the adjustments permitted by SEC rules as described above, consisted of approximately 3,137 individuals as of September 30, 2025.
•
We identified our median employee based on the total cash compensation paid during the 12-month period ending September 30, 2025 as reflected in our payroll records, which was consistently applied to all of our employees included in the calculation. We annualized the compensation of all full-time employees hired during this period. For purposes of determining the median employee, we considered for each of our employees (i) actual base salary (in the case of hourly workers, base wages including overtime pay); (ii) cash bonuses paid during the year; and (iii) sales commissions, if applicable. For our employees located in Canada and the United Kingdom, we applied a Canadian and United Kingdom to U.S. dollar exchange rate as of September 30, 2025, to the compensation elements paid in Canadian or United Kingdom currency.

•
After identifying our median employee using the above compensation measure, we calculated the employee’s annual total compensation in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K.

The CEO Pay Ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above. The SEC rules for identifying the median employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the CEO Pay Ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

PAY VERSUS PERFORMANCE
In accordance with rules adopted by the SEC, we prepared the analysis set forth below regarding “compensation actually paid” (“CAP”) for our principal executive officer (“PEO”) and non-PEO NEOs and Company performance for the fiscal years listed below.
The following graph illustrates the relationship of Compensation Actually Paid (CAP) for our PEO and average CAP for our Non-PEO NEOs in relationship to the Company’s three year cumulative TSR versus our Proxy Peer group as well as the IShares Russell 2000 Index.

The following graph illustrates the relationship of Compensation Actually Paid (CAP) for our PEO and average CAP for our Non-PEO NEOs versus the Company’s Net Income.

The following graph illustrates the relationship of Compensation Actually Paid (CAP) for our PEO and average CAP for our Non-PEO NEOs versus the Company’s selected measure, EBITDA.

The SEC defined CAP data set forth in the table below does not reflect amounts actually realized by our NEOs. A significant portion of the CAP amounts shown relate to changes in values of unvested awards over the course of the fiscal year. These unvested awards remain subject to significant risk from forfeiture conditions and possible future declines in value based upon changes in our stock price. The actual values realized by our NEOs from unvested equity awards, if any, will not be determined until the awards fully vest.

					Value of Initial Fixed $100 Investment Based on(4)
Fiscal Year	Summary Compensation Table Total for PEO(1)	Compensation Actually Paid to PEO(2)	Average Summary Compensation Table Total for Non-PEO NEOs	Average Compensation Actually Paid to Non- PEO NEOs(3)	POWL Total Shareholder Return	Peer Group Total Shareholder Return(5)	Net Income ($ Million)	EBITDA ($ Million)(6)
2025	$3,600,369	$9,181,758	$807,530	$1,765,801	$1,340.31	$182.35	$180.7	$225.1
2024	$3,436,178	$14,886,786	$994,184	$3,988,930	$971.27	$142.14	$149.8	$185.6
2023	$2,922,261	$9,644,940	$1,084,655	$3,097,161	$359.76	$117.21	$54.5	$71.1
2022	$2,277,914	$2,073,440	$820,511	$766,145	$89.31	$83.41	$13.7	$18.9

Note: (1)	Brett A. Cope was our PEO for each of the fiscal years presented above.
(2)
To calculate Compensation Actually Paid (“CAP”) for the PEO, the adjustments shown in the table below were made to the Summary Compensation Table (“SCT”) total in accordance with SEC methodology for determining CAP for each year shown.

(3)	To calculate CAP for the Non-PEO NEOs, the adjustments shown in the table below were made to the SCT total in accordance with SEC methodology for determining CAP for each year shown.
(4)	The comparison of total shareholder returns assumes that $100 was invested September 30, 2021 and that dividends were reinvested when paid.
(5)	The peer group used in this disclosure is the Proxy Peer Group.
(6)
We have determined that EBITDA is the financial measure that, in our assessment, represents the most important performance measure (that is not otherwise required to be disclosed in the table) used to link compensation actually paid to our NEOs for the most recently completed fiscal year, to Company performance.

Year	2025	2024	2023	2022
PEO	Cope	Cope	Cope	Cope
SCT Total Compensation	$3,600,369	$3,436,178	$2,922,261	$2,277,914
Less: Stock Award Values Reported in SCT for the Covered Fiscal Year	$(1,129,268)	$(1,034,316)	$(922,684)	$(780,312)
Plus: Year-End Fair Value for Stock Awards Granted in Covered Fiscal Year	$1,574,953	$2,256,972	$2,998,244	$552,760
Plus: Year-End Fair Value of Awards Granted and Vested in Covered Fiscal Year	$314,869	$451,306	$599,616	$110,552
Change in Fair Value of Outstanding Unvested Stock Awards from Prior Fiscal Years	$673,658	$3,970,034	$1,282,112	$(80,000)
Change in Fair Value of Stock Awards from Prior Years that Vested in Covered Fiscal Year	$4,002,442	$5,665,813	$2,621,796	$(51,364)
Plus: Dividend Equivalents Earned During Applicable Fiscal Year Upon Vesting	$144,735	$140,799	$143,595	$43,890
Compensation Actually Paid	$9,181,758	$14,886,786	$9,644,940	$2,073,440

Year	2025	2024	2023	2022
Non-PEO NEOs	Metcalf, Callahan* and Tuninetti*	Metcalf, Callahan and Honeycutt *	Metcalf and Honeycutt	Metcalf and Honeycutt
Average Total Compensation in SCT	$807,530	$994,184	$1,084,655	$820,511
Less: Average Stock Award Values Reported in SCT for the Covered Fiscal Year	$(242,221)	$(220,428)	$(323,152)	$(207,583)
Plus: Average Year-End Fair Value for Stock Awards Granted in Covered Fiscal Year	$231,656	$357,601	$1,119,150	$147,045
Plus: Average Year-End Fair Value of Awards Granted and Vested in Covered Fiscal Year	$152,405	$219,548	$140,930	$29,413
Average Change in Fair Value of Outstanding Unvested Stock Awards from Prior Fiscal Years	$66,256	$868,997	$341,054	$(21,249)
Average Change in Fair Value of Stock Awards from Prior Years that Vested in Covered Fiscal Year	$730,831	$1,739,914	$696,563	$(13,780)
Plus: Average Dividend Equivalents Earned During Applicable Fiscal Year Upon Vesting	$19,344	$29,114	$37,961	$11,788
Average Compensation Actually Paid	$1,765,801	$3,988,930	$3,097,161	$766,145

*	Messrs. Honeycutt and Callahan retired from the Company effective January 5, 2024 and December 20, 2024 respectively. Mr. Tuninetti joined the Company effective February 3, 2025.
The most important Financial Performance measures used by the Company to link Compensation Actually Paid to Company Performance for the most recently completed fiscal year for PEO and Non-PEO NEOs, as described in greater detail in the Executive Compensation section of this Proxy Statement, are as follows:
(i)	EBITDA
(ii)	Working Capital (% of Revenue)
(iii)	Net Income

COMPENSATION AND HUMAN CAPITAL COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
All members of the Compensation and Human Capital Committee are independent directors, and none of them are present or past employees of the Company. No member of the Compensation and Human Capital Committee has had any relationship with us requiring disclosure under Item 404 of Regulation S-K under the Exchange Act. None of the Company’s executive officers has served on the board or compensation committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served on the Company’s Board or the Compensation and Human Capital Committee. Ms. Katheryn B. Curtis and Messrs. James W. McGill, Christopher E. Cragg, Mohit Singh and John G. Stacey served on the Compensation and Human Capital Committee during Fiscal 2025.

AUDIT COMMITTEE REPORT
The Audit Committee reviewed the Company’s audited financial statements as of and for the year ended September 30, 2025, and discussed them with management and the Company’s independent registered public accounting firm.
With and without management present, the Audit Committee discussed and reviewed the results of the Company’s independent registered public accounting firm’s examination of the Company’s September 30, 2025 financial statements. The discussion included matters related to the conduct of the audit, such as the selection of and changes in significant accounting policies, the methods used to account for significant or unusual transactions, the effect of significant accounting policies in controversial or emerging areas, the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditors’ conclusions regarding the reasonableness of those estimates, significant adjustments arising from the audit, the basis for management’s accounting estimates and the disclosures in the financial statements.
The Audit Committee discussed and reviewed with the Company’s independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board.
The Audit Committee has received the written disclosures and the letter from the Company’s independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the Company’s independent registered public accounting firm’s communications with the Audit Committee concerning independence. The Audit Committee also discussed with the Company’s independent registered public accounting firm their independence.
Based on the foregoing, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended September 30, 2025, for filing with the SEC.
This report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.
The Audit Committee of the Board,
Christopher E. Cragg, Chairman
Alaina K. Brooks
James W. McGill
Mohit Singh
Mark W. Smith
Richard E. Williams

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
PricewaterhouseCoopers LLP has served as the Company’s independent registered public accounting firm for the year ended September 30, 2025. It is anticipated that the Audit Committee will appoint PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2026. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting of Stockholders. They will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.
The Audit Committee pre-approved all services rendered by the Company’s independent registered public accounting firm during the years ended September 30, 2025, and September 30, 2024.
The Audit Committee has adopted the following procedure for pre-approving audit services and other services to be provided by the Company’s independent auditors: specific services are pre-approved from time to time by the Audit Committee or by the Audit Committee Chairman on its behalf. As to any services approved by the Audit Committee Chairman, the approval is reported to the Audit Committee at the following meeting of the Audit Committee.
Fees Paid to the Company’s Independent Registered Public Accounting Firm
For 2025 and 2024, the Company’s independent registered public accounting firm’s fees for various types of services to the Company were as shown below:

	PricewaterhouseCoopers
	2025	2024
Audit Fees	$1,349,000	$1,287,000
Audit-Related Fees
Tax Fees
Tax Compliance Services(1)	94,900	95,705
Tax Advisory Services	—	—
All Other Fees	2,132	2,132
Total	$1,446,032	$1,384,837

Note: (1)	Related to permissible tax service(s) that the Audit Committee preapproved.

DELINQUENT SECTION 16(a) REPORTS
Section 16(a) of the Exchange Act requires the Company’s officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater-than ten percent stockholders are required by the regulation to furnish the Company with copies of all Section 16(a) forms they file.
Based solely on the Company’s review of the copies of such forms received by it, and written representations from certain reporting persons that no Form 5 reports were required for those persons, the Company believes that all reports required by Section 16(a) during the fiscal year ended September 30, 2025, were timely filed, except Mr. Tuninetti did not timely file one Form 4 with respect to one transaction that occurred in February 2025.
OTHER MATTERS
As of the date of this statement, the Board has no knowledge of any business which will be presented for consideration at the meeting other than the election of two directors of the Company and to hold a stockholder advisory vote on the compensation of the named executive officers as reported in the Proxy Statement. Should any other matters be properly presented, the persons designated as proxies will have discretion to vote or to act on these matters according to their best judgment.
ANNUAL REPORT
An Annual Report to Stockholders covering the fiscal year of the Company ended September 30, 2025 is enclosed herewith. The report does not form any part of the material for solicitation of proxies.

STOCKHOLDER PROPOSALS
For any proposal to be considered for inclusion in our proxy statement and form of proxy for submission to the stockholders at our 2027 Annual Meeting of Stockholders, it must be submitted in writing and comply with the requirements of Rule 14a-8 of the Exchange Act. You may send any stockholder proposal intended for inclusion in the proxy statement for the Annual Meeting of Stockholders to be held in 2027 and otherwise eligible to the Secretary of the Company at its principal executive offices: Powell Industries, Inc., 8550 Mosley Road, Houston, Texas 77075. Such proposals must be received by September 8, 2026; however, if we hold the 2027 Annual Meeting of Stockholders more than 30 days before or after the anniversary of the 2026 Annual Meeting of Stockholders, such proposals will be due within a “reasonable time” before we begin to print and send the proxy materials for the 2027 Annual Meeting of Stockholders.
Any stockholder of the Company who desires to submit a proposal for action at the 2027 Annual Meeting of Stockholders but not for inclusion in the Company’s proxy materials pursuant to Rule 14a-8 of the Exchange Act must comply with the advance notice requirements under the Company’s bylaws. The bylaws of the Company require timely advance written notice of stockholder nominations of director candidates and of any other business to be presented by a stockholder at an annual meeting of stockholders. To be timely, the bylaws of the Company require advance written notice be received by the Secretary of the Company (i) if the meeting is to be held on a date that is not more than 30 days in advance of the anniversary of the previous year’s annual meeting and not later than 60 days after the anniversary of the previous year’s annual meeting, not later than the close of business on the 90th day nor earlier than the close of business on the 120th day before the anniversary date of the annual meeting of the stockholders for the immediately preceding year or, (ii) for any other annual meeting of stockholders, including in the event that no annual meeting was held in the immediately preceding year, not earlier than the close of business on the 120th day prior to the annual meeting and not later than the close of business on the later of: (1) the 90th day prior to the annual meeting and (2) the close of business on the tenth day following the date on which the date of such meeting is first disclosed by the Company in a national news service or in a document filed by the Company with the SEC pursuant to Section 13, 14, or 15(d) of the Exchange Act. For the Annual Meeting of Stockholders to be held in 2027, such advance written notice must be submitted in compliance with the bylaws of the Company no later than November 20, 2026 and no earlier than October 21, 2026. To be valid, a notice must set forth certain information specified in the bylaws of the Company. You also must attend the meeting in person or by proxy to make the nomination or move the consideration of other business set forth in the notice.
In addition to satisfying the foregoing requirements under the bylaws of the Company, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees for the Annual Meeting of Stockholders to be held in 2027 must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than November 20, 2026.
The Company will only consider proposals that meet the applicable requirements of the proxy rules adopted under the Exchange Act and the Company’s bylaws.

By Order of the Board of Directors

/s/ Brett A. Cope
Brett A. Cope
Chairman of the Board

Dated: January 6, 2026

SCAN TO
VIEW MATERIALS & VOTE

POWELL INDUSTRIES, INC.
ATTN: MICHAEL W. METCALF
8550 MOSLEY ROAD
HOUSTON, TX 77075

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com** **or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on February 17, 2026 for shares held directly and by 11:59 p.m. Eastern Time on February 15, 2026 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/POWL2026**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on February 17, 2026 for shares held directly and by 11:59 p.m. Eastern Time on February 15, 2026 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V82277-P42132 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

POWELL INDUSTRIES, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. To elect two (2) members of the Company's Board of Directors, with terms to expire in 2029;	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Alaina K. Brooks
02) Katheryn B. Curtis

The Board of Directors recommends you vote FOR the following proposal:

	For	Against	Abstain
2. Advisory approval of the Company's executive compensation;	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

V82278-P42132

POWELL INDUSTRIES, INC.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
FEBRUARY 18, 2026
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned appoints Brett A. Cope and Michael W. Metcalf, and each of them, proxies, attorneys and agents with full power of substitution to vote, as designated on the reverse side of this ballot, all shares of common stock of Powell Industries, Inc. which the undersigned would be entitled to vote if present at the Annual Meeting of Stockholders of Powell Industries, Inc., to be held virtually by logging in to www.virtualshareholdermeeting.com/POWL2026 on Wednesday, FEBRUARY 18, 2026, at 11:00 a.m., Houston time, and at any adjournment thereof, as follows.

This Proxy, when properly executed, will be voted as directed herein. If no direction is made, this Proxy will be voted FOR the election of each of the director nominees in Proposal 1 and FOR Proposal 2. The proxy holders named above will also vote in their discretion on any other matter that may properly come before the meeting.

(Continued and to be signed on the reverse side)